UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 4, 2012

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. to be held on Wednesday June 13, 2012 at 10:00 A.M. local time at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York.

At this Meeting, you will be asked to consider and vote on (i) the election of Progenics’ directors, (ii) the annual advisory vote on executive compensation, (iii) approving an increase in the number of available shares under our 2005 Stock Incentive Plan, and (iv) ratifying your Board’s selection of Ernst & Young LLP to serve as Progenics’ new independent registered public accounting firm for 2012.

Your Board encourages stockholders to participate in Progenics’ affairs and invites you to attend the Meeting in person. It is always important that your shares be represented, and particularly so this year because we have recently undertaken two significant initiatives for stockholders: the selection of new outside auditors, and the adoption of a majority voting standard for uncontested elections of directors.

The new majority voting standard requires each Board candidate to receive a majority of the votes cast on his or her candidacy in order to be elected. Our adoption of this standard, which is used by a substantial majority of the largest public companies, complements our ongoing initiatives to enhance shareholder value and our commitment to best corporate governance practices. The Proxy Statement contains more information about majority voting.

The selection of new auditors resulted from a regular periodic review of our financial and accounting processes and relationships by the Board’s Audit Committee. We are pleased to have Ernst & Young on board, and thank PricewaterhouseCoopers for their years of service to the Company and its stockholders.

This year’s Meeting is also significant in that Mark Dalton, our longest-serving outside director, is retiring from the Board after more than two decades of service to Progenics and its stockholders. We have valued his knowledge, wisdom and leadership.

Your vote is important. Whether or not you decide to attend the Meeting, we urge you to vote. Even if you return a Proxy Card or vote via the Internet or by telephone, you may still attend the Meeting and vote in person.

Thank you for your participation.

Very truly yours,

PETER J. CROWLEY
Chairman of the Board of Directors

PROGENICS PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 13, 2012

The Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. will be held at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York, on Wednesday, June 13, 2012 at 10:00 A.M. local time, for the purpose of considering and voting upon the following matters, each as more fully described in the attached Proxy Statement:

1.	Electing eight directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified.

2.	Approving, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this year’s Proxy Statement.

3.	Approving an increase in the number of shares of common stock reserved for issuance under the Company’s 2005 Stock Incentive Plan from 7,450,000 to 8,450,000.

4.	Ratifying the Board’s selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2012.

Stockholders of record at the close of business on April 17, 2012 are entitled to receive notice of and vote at the Meeting. A list of stockholders entitled to vote at the Meeting is open to examination by any stockholder at our principal offices, 777 Old Saw Mill River Road, Tarrytown, New York 10591.

Whether or not you plan to attend the Meeting, please vote your shares promptly via the Internet or the toll-free telephone number as described in the enclosed materials. If you received a Proxy Card by mail, please sign, date and return it in the envelope provided. If you attend the Meeting and vote in person, your vote by Proxy will not be used. You may revoke your Proxy at any time prior to its exercise, regardless of the manner used to transmit your voting instructions.

Promptly communicating your voting instructions by any of these methods will help us in preparing for the Meeting. We greatly appreciate your cooperation and participation.

By order of the Board of Directors,

Robert A. McKinney
Chief Financial Officer
Senior Vice President,
Finance & Operations

Tarrytown, New York
May 4, 2012

PROGENICS PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

May 4, 2012

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to holders of Progenics Pharmaceuticals, Inc. common stock, par value $.0013 per share, in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors for use at the Annual Meeting of Stockholders to be held at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York on Wednesday, June 13, 2012, at 10:00 A.M. local time, and at any and all adjournments thereof.

Our proxy materials are most readily available to stockholders on the Internet. On the date of this Proxy Statement, we are

•	Mailing to stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access the proxy materials online and how to request a printed or email copy; and

•
Making available at www.proxyvote.com the Notice, Proxy Statement, Proxy Card, and a copy of our 2011 Annual Report to Stockholders, which includes our Annual Report on Form 10-K to the U.S. Securities and Exchange Commission. To view these documents, enter the 12-digit control number which appears on your Notice.

Proxy materials and other SEC filings are also available on the Internet at www.progenics.com, and on the SEC’s EDGAR system, at www.sec.gov. You may also obtain without charge a copy of our Form 10-K by writing to Investor Relations, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.

Stockholders of record at the close of business on April 17, 2012 are entitled to vote at the Meeting and any adjournment thereof. At that date, there were outstanding 33,862,833 shares of Progenics common stock, our only class of voting securities outstanding. Each stockholder is entitled to one vote for each share of common stock registered in the holder’s name on the record date. A majority of all shares of common stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the Meeting.

You may revoke the authority granted by your proxy at any time prior to its use by filing with our Corporate Secretary a written revocation, submitting a new, proper proxy via the Internet or telephone after the date of the proxy to be revoked, or attending the Meeting and voting in person. The Company’s officers or employees will solicit proxies chiefly through dissemination of proxy materials via the Internet and the mails, and we may also solicit proxies in person or by telephone or other electronic communication. We may also enlist the aid of brokerage houses or our transfer agent in soliciting proxies. We will bear all solicitation expenses, including costs of preparing, assembling and distributing the proxy materials.

Shares of common stock represented by unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy. The persons named in the proxy intend, unless otherwise specifically instructed in the proxy, to vote all proxies received by them (i) FOR electing the eight director nominees named in Proposal 1, (ii) FOR approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, (iii) FOR approving the increase in available shares under the Company’s 2005 Stock Incentive Plan, and (iv) FOR ratifying the Board’s selection of Ernst & Young LLP to serve as Progenics’ independent registered public accounting firm for 2012.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Meeting, eight directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and have qualified. Proxies given pursuant to this solicitation will be voted as specified in the proxies, and if no specification is made will be voted in favor of the eight nominees listed below. Should a nominee become unavailable to serve for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the Proxy Card. The Board has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Director Mark F. Dalton has chosen not to stand for re-election and his term will end as of the Meeting. Progenics expresses its appreciation for his two decades of service as a director and Board committee leader. As of the date of this Proxy Statement, the Company has not designated a nominee for director to succeed Mr. Dalton, and as a result the number of nominees proposed for election is less than the nine directors currently fixed pursuant to the Company’s By-Laws. As part of our Corporate Governance practices discussed below, we from time to time may solicit or entertain suggestions for possible Board candidates from a number of sources including our stockholders.

As amended by the Board this year, our By-Laws now require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director continues to serve on the Board until his or her successor is elected and qualified or until earlier resignation or removal (known as the “holdover rule”). In light of the holdover rule and to give appropriate effect to the majority voting standard, each director named below standing for election has, in accordance with our By-Laws and Corporate Governance Guidelines, submitted a contingent resignation which becomes effective only if the director fails to receive a sufficient number of votes for re-election at an annual meeting and the Board accepts the resignation. If an incumbent director does not receive the required vote for re-election, our Nominating and Corporate Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

Director Nominees

Our nominees for directors of the Company, all of whom are currently directors, are listed below together with information concerning (i) their principal occupations or employment, including other public-company directorships, during the past five years, and (ii) the particular experience, qualifications, attributes and/or skills of each nominee that led the Board and its Nominating and Corporate Governance Committee to determine that he or she should serve as a director.

	Director Since	Position with the Company
Peter J. Crowley (1)(3)(4)(5)	2009	Chairman
Paul J. Maddon	1986	Vice Chairman
Charles A. Baker (1)(2)(3)	1994	Director
Mark R. Baker (4)(5)	2009	Chief Executive Officer and Director
Kurt W. Briner	1998	Director
Stephen P. Goff (2)(4)	1993	Director
David A. Scheinberg (4)(5)	1996	Director
Nicole S. Williams (1)	2007	Director
____________
Member of:
(1)              Audit Committee.
(2)              Nominating and Corporate Governance Committee.
(3)              Compensation Committee.
(4)              Science and Technology Committee.
(5)              Strategy and External Technology Subcommittee (established March 2012).

Mr. Crowley, 53, is Operating Partner of MTS Health Partners, L.P., a New York based healthcare merchant bank, and an Operating Partner at JH Partners, a private equity firm where he has been active since 2008. Mr. Crowley retired in 2008 as Managing Director of the Healthcare Investment Banking group at Oppenheimer & Company (formerly CIBC World Markets), which he headed since 1995, with responsibility for public and private financing and advisory services for biotechnology, pharmaceutical, medical device and healthcare services companies. Mr. Crowley serves on the board of directors of the New York Eye and Ear Infirmary, Continuum Hospitals, the Foundation Fighting Blindness and Rye Country Day School. He is also a board member at La Perla, an Italian lingerie company, Ovidad, a hair styling company, and Napastyle, a specialty food and furnishings company. Mr. Crowley holds an M.B.A. in finance from Columbia University Graduate School of Business and a B.A. in economics from Harvard University.

Mr. Crowley brings to the Board deep perspective into U.S. and international capital markets and strategic business trends. As a senior investment banker specializing in the healthcare industry, Mr. Crowley developed financial and analytic capabilities which are key inputs in the development of the Company’s strategic direction, the setting of goals for its financial and operational plans, and the oversight of its financial reporting and audit functions. He has extensive knowledge of, and contacts within major participants in, the global biotechnology and pharmaceutical industries, as well as a wealth of experience evaluating the performance of businesses and products in the Company’s industry and designing appropriate strategic and financial alternatives for them.

Dr. Maddon, 52, Progenics’ Founder and Vice Chairman, has served in various capacities since the Company’s inception, including Chairman of the Board, Chief Executive Officer (CEO), President and Chief Science Officer (CSO). He is retiring from employment with the Company as of this year’s Annual Meeting. Prior to founding Progenics, from 1981 to 1988 Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel. Dr. Maddon serves as a trustee of Columbia and as a member of the Board of Visitors of its Medical Center. He also serves on a variety of scientific advisory boards of the National Institutes of Health, the Rockefeller University and Columbia. He received a B.A. in biochemistry and mathematics, an M.D., and a Ph.D. in biochemistry and molecular biophysics, all from Columbia.

Dr. Maddon has over two decades of experience at Progenics as founder and former chief executive and Chief Science Officer. He has extensive knowledge of the Company and the biopharmaceutical industry. Through his service as a board member of other organizations, Dr. Maddon brings important insight on emerging technologies, products and markets, and how various areas of research and development, and the Company as a whole, compare against competing alternatives.

Mr. Charles Baker, 79, is a business advisor to biotechnology companies. He is the former Chairman, President and Chief Executive Officer of The Liposome Company, Inc., a position he held from 1989 until the sale of the company in 2000. Mr. Baker has over 45 years of pharmaceutical industry experience and has held senior management positions at Pfizer, Abbott Laboratories and Squibb Corporation. He is a director of Regeneron Pharmaceuticals, Inc., a biotechnology company. Mr. Baker received a B.A. from Swarthmore College and a J.D. from the Columbia University School of Law.

Mr. Baker’s decade of service at Liposome has given him special insight into the needs and value drivers of enterprises similar to Progenics in scale and scope. He has extensive experience in product commercialization both in the biotechnology setting and, earlier in his career, at Pfizer, Abbott Laboratories and Squibb Corporation, as well as interacting with fellow board members and understanding the expectations of shareholders. His service as a board member of Regeneron, a company with a business model similar to ours, also contributes to his extensive knowledge and understanding of the biotechnology industry.

Messrs. Charles Baker and Mark Baker are not related.

Mr. Mark Baker, 57, Chief Executive Officer, joined the Company in 2005 as Senior Vice President & General Counsel and Secretary. In 2008, he was appointed Executive Vice President – Corporate, in 2009 became President, and has been CEO since March 2011. From 2003 to 2005, Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City. From 1997 to 2001, he was Executive Vice President, Chief Legal Officer and Secretary of Continental Grain Company, a privately-held international agri-business and financial concern. Prior thereto, he was a partner and Co-Chairman of the Capital Markets Group of the New York law firm, Dewey Ballantine. Mr. Baker has an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Mr. Baker’s qualifications for serving as a director of the Company include his 30 years of business and legal experience, a significant portion of which has been in the life sciences industry. Mr. Baker has been involved in the senior management of the organizations with which he worked before joining the Company, and has extensive experience managing public and private companies, including specific experience with respect to the financial, accounting, audit, human resources, intellectual property, legal, environmental, insurance, scientific and operational aspects of businesses in diverse industries. He has also served as a legal and business advisor to numerous boards of directors of public and private entities.

Mr. Briner, 67, is the former President and Chief Executive Officer of Sanofi Pharma S.A, a position he held from 1988 until his retirement in 2000. He has over 35 years of experience in the pharmaceutical industry, and is a director of Galenica S.A., a European-based pharmaceutical company. He was a director of Novo Nordisk Danmark prior to 2010. Mr. Briner attended Humanistisches Gymnasium in Basel and École de Commerce in Basel and Lausanne.

Mr. Briner’s extensive experience in the pharmaceutical industry is a principal qualification for his nomination as a director. Through his service in senior management of large pharmaceutical enterprises and oversight of commercialization programs for pharmaceutical products, Mr. Briner has acquired broad perspective on historical and current trends and developments in the pharmaceutical industry and an appreciation of business organizations and practices in diverse international cultures. From his service as a board member of Novo Nordisk Danmark and Galenica, Mr. Briner also maintains personal and business relationships with key individuals throughout the global pharmaceutical industry.

Dr. Goff, 60, the Higgins Professor in the Departments of Biochemistry and Molecular Biophysics, and Microbiology and Imunology at Columbia University, has been a scientific advisor to us since 1988. He received an A.B. in biophysics from Amherst College and a Ph.D. in biochemistry from Stanford University. Dr. Goff performed post-doctoral research at the Massachusetts Institute of Technology in the laboratory of Dr. David Baltimore.

Dr. Goff’s reputation and extensive relationships in the medical research community have resulted in his being involved in evaluating cutting-edge research proposals in diverse areas of inquiry, and he brings that experience and knowledge to advising the Company on its research and development initiatives. His long academic career concentrating in infectious disease research has been especially valuable to the Company’s efforts in virology and related fields.

Dr. Scheinberg, 56, has been a scientific advisor to us since 1994. Dr. Scheinberg has been associated with the Sloan-Kettering Institute for Cancer Research since 1986, where he is the Vincent Astor Chair and Member, Leukemia Service; Chairman, Molecular Pharmacology and Chemistry Program; Chairman, Experimental Therapeutics Center; and Head, Laboratory of Hematopoietic Cancer Immunochemistry. He also holds the positions of Professor of Medicine and of Pharmacology, Weill-Cornell Medical College. He received a B.A. from Cornell University and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.

With the Company’s strategic focus on oncology, Dr. Scheinberg’s expertise as a leading academic oncologist at Sloan-Kettering and Cornell is exceptionally valuable to the Board and its scientific committees, which he chairs. He evaluates potential research directions and the design and monitoring of resulting programs. His broad knowledge of and contacts in the highest levels of medical research are important to the Company’s efforts to advance its research and development initiatives.

Ms. Williams, 67, was elected to our Board in 2007 after retiring in 2006 as Chief Financial Officer of Abraxis Bioscience Inc., a biopharmaceutical company, and President of its Abraxis Pharmaceutical Products division, positions she assumed upon the 2006 merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, as well as President from 2005. Previously, she was Executive Vice President and Chief Financial Officer of R.P. Scherer, Inc., a global drug delivery company. Ms. Williams is President of the Nicklin Capital Group, Inc., a firm she founded in 1999 to invest in and provide consulting to early-stage technology companies in the Midwest. She is a director and Audit Committee chair at Intercept Pharmaceuticals, Inc., a privately-held biotechnology company, and previously held the same positions at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its purchase last year by LabCorp. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago. In 2007, she earned a Certificate of Director Education from the National Association of Corporate Directors.

Ms. Williams’ experience gives her special insight into the financial and operational issues that a company in the pharmaceutical industry faces. She brings expertise to the Company in the areas of financial analysis and reporting, internal auditing and controls, and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting, and audit and Enterprise Risk Management. Her international training and experience with global corporations helps to guide the Company as its operations and activities have become more global.

Other Information

In 2005, the SEC issued an order against Mr. Crowley arising out of allegations that his former employer violated Section 15B(c)(1) of the U.S. Securities Exchange Act of 1934 and Rule G-37(b) of the Municipal Securities Rulemaking Board, which prohibit a broker, dealer or municipal securities dealer from engaging in municipal securities business with an issuer within two years after any contribution to an official of such issuer. The alleged violations occurred as a result of a 2002 political donation made by Mr. Crowley to the re-election campaign of an official of an issuer with which the employer subsequently engaged in municipal securities business. Mr. Crowley was ordered to cease and desist from causing any violations and any future violations of the above provisions and pay a $25,000 civil money penalty. Mr. Crowley consented to the entry of the order without admitting or denying its findings, except as to the SEC’s jurisdiction over him and the subject matter of the proceedings.

VOTING

Those nominees receiving a majority of the votes cast in respect of him or her (the number of shares voted “for” the nominee must exceed the number of votes cast “against”) will be elected directors. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the election.

Our Board deems the election of the eight nominees listed above as directors to be in the Company’s and stockholders’ best interests and recommends a vote FOR their election.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under financial regulatory reform legislation enacted by the U.S. federal government in 2010, our stockholders are entitled to vote, on an advisory, nonbinding basis, on the compensation of our most senior management as of year-end 2011. The Dodd-Frank Wall Street Reform and Consumer Protection Act gives stockholders the right to indicate their view, in this “say-on-pay” vote, on the compensation of our Chief Executive Officer (CEO), Chief Financial Officer(CFO) and three other most highly compensated executive officers (Named Executive Officers or NEOs). In accordance with last year’s advisory vote on the frequency of these advisory votes, stockholders are currently entitled to vote on executive compensation every year.

As described in detail under Executive Compensation -- Compensation Discussion and Analysis, senior executive compensation at Progenics is designed to retain and incentivize high quality executives whose efforts are key to the Company’s long-term success. Our NEOs are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. The CD&A provides details about our executive compensation philosophy, objectives and processes as well as information about 2011 compensation of the NEOs.

The Compensation Committee of our Board establishes and reviews NEO compensation to ensure it achieves the desired goal of aligning executive compensation with our stockholders’ interests and current market practices.

We are asking stockholders to give advisory approval of the compensation of our Named Executive Officers. This vote is intended to address overall NEO compensation and the philosophy, policies and practices described in this Proxy Statement, rather than any specific item of compensation. We are recommending that stockholders cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, particularly in the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

The say-on-pay vote is advisory, and therefore not binding on Progenics, the Compensation Committee or our Board. Nevertheless, the Committee and the Board value the opinions of stockholders, whether expressed through this vote or otherwise, and, accordingly, intend to consider the results of this vote in making future determinations regarding executive compensation arrangements.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for approval of this advisory resolution. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Our Board deems approval of this advisory resolution to be in the Company’s and stockholders’ best interests and recommends a vote FOR Proposal 2.

PROPOSAL 3:  AMENDMENT OF 2005 STOCK INCENTIVE PLAN

The Board has amended, subject to stockholder approval, our 2005 Stock Incentive Plan to increase the maximum number of shares available for issuance thereunder from 7,450,000 to 8,450,000 shares.

Reason for the Amendment

Our Board believes it is in the Company’s best interest to encourage stock ownership by employees and others who provide valuable services. The Plan provides the mechanism to award equity-based and other incentive compensation to employees, officers, directors, consultants, advisors and other service providers, and can be used for awards of stock options, stock appreciation rights (SARs), restricted stock, stock units, stock awards and performance awards that qualify as “performance-based compensation” under section 162(m) of the U.S. Internal Revenue Code (IRC).

The Board has determined that additional shares should be available for awards to eligible persons who contribute to our business. The Company’s policy is to limit its proposed increases in the maximum number of shares available under the Plan to conform to guidelines established by Institutional Shareholder Services (ISS), an independent non-governmental body which advocates for good corporate compensation and other practices by making voting recommendations on matters submitted to public company stockholders, including proposals to adopt and expand equity compensation plans. As a result, the Company from time to time requests stockholders to approve increases in available Plan shares which the Board believes, as discussed below, are in the best interests of the Company and its stockholders.

The Board believes that the Stock Incentive Plan is important to attract and retain employees in a competitive labor market, which is essential to our long-term growth and success. In order to continue to ensure that a sufficient reserve of common stock is available for awards under the Plan, so that we can recruit, hire and retain employees, our Board believes that additional shares of common stock should be made available under the Plan.

This summary of the material terms of the Plan is qualified by reference to the full text of the Plan attached as Appendix A. The amendment will become effective upon approval of stockholders. If stockholders do not approve this amendment, we will reevaluate how we provide incentives to existing and future employees and other service providers, but will continue to utilize the Plan pursuant to its existing terms.

Summary of the Plan

Purpose. The Plan, which is administered by the Board’s Compensation Committee, is intended to align our employees and other awardees’ interests with those of our stockholders by providing incentive compensation tied to stock performance and promoting increased stock ownership by those individuals. It also helps us attract, retain and motivate personnel on whose judgment, initiative and effort we depend.

Eligible Awardees. Awards under the Plan may be granted to current or prospective employees, officers, directors, consultants, advisors or other service providers. Under our current compensation policies, as of March 31, 2012, approximately 53 of our employees are eligible to participate in the Plan.

Available Shares. As it does in proposing increases in available Plan shares, Progenics also follows ISS guidelines in counting various types of awards against the number of shares remaining available for future grants. To do so, we use a “fungible share” concept, under which each share subject to an option or SAR award is counted one-for-one against the Plan maximum, while restricted stock and other awards are counted 1.2-for-one against the maximum.

As a result, while a total of 1,118,736 of the Plan’s 7,450,000 currently authorized shares remained issuable under the terms of the Plan on March 31, 2012, the effective number of shares available for issuance, based on ISS guidelines, was 651,331 as of that date. Increasing the total number of shares available under the Plan to 8,450,000 will result in 1,651,331 shares being available for future grants, which we expect to count against the remaining pool in the manner described above.

In considering which form(s) of incentive to use in a particular grant, the Board’s Compensation Committee or its delegatee may use ratios in converting among awards that differ from the ratios used to count against the Plan maximum, but in no event will the ratio used be less than the above one-for-one and 1.2-for-one ratios, unless and until we make a different determination.

Shares issued under the Plan may be authorized but unissued or treasury shares. Shares covered by forfeited, cancelled, unvested or otherwise terminated awards are no longer charged against the Plan maximum and may again be made subject to award. Awards settled in cash rather than shares will not be counted against the Plan maximum. Shares used to pay exercise prices or satisfy payroll tax withholding requirements will not be added back to the maximum.

Adjustments. In the event of recapitalizations, reclassifications, stock or extraordinary dividend, stock split, reverse stock split, or other distribution, mergers, reorganizations, consolidations, combinations, spin-offs or other similar corporate changes, or any other change affecting the common stock, appropriate and equitable adjustments shall be made to the number and kind of shares available for grant, as well as to other maximum limitations under the Plan, and the number and kind of shares or other rights and prices under outstanding awards to prevent dilution or enlargement of a participant’s rights under an award.

Effect of Change in Control. The Committee may provide for the effect of a change in control of the Company on an award. including acceleration of vesting, elimination or modification of performance or other conditions, extension of time for exercise or realize gain, acceleration of payment or cash settlement. For these purposes, a change in control resulting from a merger, consolidation, sale of assets, liquidation or other transaction occurs only upon final consummation of the transaction.

Term, Amendment and Termination. The Plan terminates on April 4, 2015. The Board may terminate, amend or modify the Plan, subject to stockholder approval under certain circumstances. No termination, amendment or modification may adversely affect outstanding awards.

Administration. Each Compensation Committee member satisfies the requirements for (i) an “independent director” as defined by the Nasdaq Marketplace rules, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) an “outside director” under section 162(m) of the IRC. Subject to limitations set forth in the Plan, the Committee has authority to determine the (a) awardees, (b) types of awards, (c) time at which awards will be granted, (d) number of shares, units or other rights subject to awards, (e) exercise, base or purchase prices, (f) vesting, exercise or payment times, (g) performance criteria, goals and other conditions of awards, and (h) duration of awards. The Committee also may amend the terms of an award in any manner permitted by the Plan for the grant of an award, provided that no such action adversely affects an outstanding award without the participant’s consent, and may delegate authority to grant and determine terms and conditions of awards, subject to certain limitations. Awards to non-employee Board members must be approved by the Board.

Types of Awards

Options. Options granted under the Plan may be issued as either incentive stock options within the meaning of section 422 of the IRC or as non-qualified stock options. The exercise price may not be less than 100% of the fair market value of a common share on the date of grant, or such higher amount as determined by the Committee. The Committee determines vesting and/or exercisability requirements and exercise terms, including the effect of termination of a participant. Vesting requirements are based on continued employment or service for a specified time or on attainment of specified business performance goals established by the Committee. The Committee may accelerate vesting of options at any time. The maximum term of an option will be ten years from the date of grant. In the case of incentive stock options, for purposes of IRC section 422, the maximum value of shares of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by a single employee in any one year is limited to $100,000. Subject to adjustments as described above, a maximum of 750,000 shares may be subject to options granted under the Plan to any single participant in any calendar year.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash or shares of common stock, (ii) through an open-market broker-assisted transaction, or (iii) by combination of these methods or such other method approved by the Committee, and must pay any required tax withholding amounts. All options are nontransferable except upon the participant’s death by will or the laws of descent and distribution or, in the case of non-qualified options, to a participant’s “family member,” or as otherwise permitted by the Committee in its discretion at the time of the proposed transfer. Without prior approval of stockholders, the Plan prohibits the cancellation, substitution or amendment of an option for the purpose of reducing the exercise price of a previously granted option, except for equitable adjustments for any recapitalization, reclassification or other change in corporate structure described above.

Restricted Stock Awards (RSAs). An RSA represents shares of common stock issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on continued employment or service for a specified time or on attainment of specified business performance goals established by the Committee. The Committee may accelerate vesting of an RSA at any time. Subject to transfer restrictions and vesting requirements, the participant will have the rights of a stockholder, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant. Subject to adjustments as described above, a maximum of 250,000 shares of common stock may be subject to RSAs granted under the Plan to any single participant during any calendar year.

Other Awards. As described more fully in the Plan, the Company may also grant awards in the form of (i) SARs, which entitle the participant to receive a payment based on the excess of the fair market value of a share of common stock on the date of settlement or exercise over the base price of the right; (ii) stock units, which provide the participant the right to receive a payment based on the value of a share of common stock; (iii) stock awards, which consist of shares of common stock that are issued free of restrictions on transfer and forfeiture conditions and to which the participant is entitled to all incidents of ownership; and (iv) performance awards, which represent the right to receive a payment in cash if performance goals established by the Committee for a performance period are satisfied. The Company has not in the past made, and has no current expectation that it will make, awards of these types, but may do so in the future if and as circumstances warrant.

Awards of options and SARs granted under the Plan are intended by their terms to qualify for the performance-based compensation exception under section 162(m) of the IRC. The Committee may grant awards of restricted stock, stock units, stock awards or performance awards that are intended to qualify, in which case the award must include an objective formula or standard, the method of computing the compensation amount, and preclude discretion to increase that amount (but may give the Committee discretion to decrease it). For each, the performance criteria for payment or vesting must be limited to one or more performance measures as specified in the Plan.

Stock Incentive Plan Benefits in 2011

During 2011, stock options and restricted stock were granted under the Plan to our Named Executive Officers as set forth in the Grants of Plan-Based Awards in 2011 table under Executive Compensation.  A total of (i) 880,000 non-qualified stock options were granted to executive officers (including NEOs), (ii) 390,250 options were granted to other officers and employees, (iii) 100,000 options were granted to non-employee directors, and (iv) 2,500 options were granted to a non-director scientific advisor. The options were granted at exercise prices ranging from $5.68 per share to $7.66 per share, all of which were at the current market price at the time of grant. Since the terms and number of future option or other award grants will be determined in the discretion of the Compensation Committee, the benefits or amounts that will be received by or allocated to executive officers, directors or other eligible employees cannot be determined at this time. On April 24, 2012, the closing price on the Nasdaq National Market of our common stock was $10.44 per share.

U.S. Federal Income Tax Consequences

Following is a summary of the United States federal income tax consequences of awards under the Stock Incentive Plan to participants who are subject to United States tax. Tax consequences of the Plan to us and participants in other jurisdictions are not addressed.

Stock Options. An optionee will not generally recognize taxable income upon the grant of a non-qualified stock option to purchase shares of common stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares subject thereto over the exercise price. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares will recognize short-term or long-term capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of common stock and will not generally recognize income upon exercise of the option, provided that the optionee is our employee at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, he or she will recognize capital gain or loss equal to the difference between the sales price and the exercise price. An optionee who sells the shares before the expiration of the foregoing holding periods will generally recognize ordinary income upon the sale, and the Company will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Other Awards. The current U.S. federal income tax consequences of other awards authorized under the Plan are generally in accordance with the following: (i) stock appreciation rights are generally subject to ordinary income tax at the time of exercise or settlement; (ii) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (iii) stock units and performance awards are generally subject to ordinary income tax at the time of payment, and (iv) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each case, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 162(m). Section 162(m) of the IRC generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. Awards that qualify as “performance-based compensation” are exempt from section 162(m), thus allowing us the full federal tax deduction otherwise permitted for such compensation.

Equity Compensation Plan Information

The following table sets forth certain information related to our equity compensation plans as of March 31, 2012.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	6,239,335	$12.26	651,331
Equity compensation plans not approved by stockholders(1)	3,750	5.33	-
Total(3)	6,243,085	$12.26	651,331
          __________
(1)	Our 1989 Non-Qualified Stock Option Plan, established before the Company became publicly-traded, and expired in 1994.
(2)	The weighted average remaining life of outstanding options is 6.44 years.
(3)	Does not include 79,191 unvested restricted stock awards outstanding under equity compensation plans.

VOTING

Under Nasdaq Stock Market rules, amendment of the Stock Incentive Plan must be approved by affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote at the Meeting. Abstentions from voting on this proposal will have the effect of a “no” vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote.

Our Board deems the adoption of the amendment of the 2005 Stock Incentive Plan to be in the Company’s and stockholders’ best interest and recommends a vote FOR Proposal 3.

PROPOSAL 4:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for 2012. We retained E&Y for the first time in March of this year after a regular periodic review of our financial and accounting processes and relationships by our Audit Committee. We thank our former independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), for their many years of service to the Company and our stockholders.

Representatives of E&Y and of PwC are expected to be present at the Meeting with the opportunity to make a statement if either or both of them so desire(s) and to be available to respond to appropriate questions.

Although it is not required to do so, the Audit Committee is submitting the selection of E&Y as our independent registered public accounting firm for ratification at the Meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

In connection with our retention of a new auditing firm, we are required to provide the following information, which we have previously disclosed in our Current Report on Form 8-K filed with the SEC on March 22nd:

(a)           On March 16, 2012, we dismissed PwC as the Company’s independent registered public accounting firm. Progenics’ Audit Committee and the Board of Directors approved the decision.

Neither of PwC’s reports on Progenics’ consolidated financial statements for the years 2010 and 2011 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During 2010, 2011 and through March 16, 2012, (a) Progenics did not have any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report(s), and (b) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC occurred.

At Progenics’ request, PwC furnished the Company with a letter addressed to the SEC stating that it agreed with the above statements. A copy of that letter was included in the Current Report as an Exhibit.

(b)           On March 16, 2012, Progenics determined to appoint E&Y to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for 2012. Progenics’ Audit Committee and the Board of Directors approved the decision. During 2010, 2011 and through March 16, 2012, neither Progenics nor anyone acting on its behalf consulted with E&Y regarding any matters described in Items 304(a)(2)(i) or (ii) of Regulation S-K.

Fees Billed for Services Rendered by Former Accounting Firm

The following table discloses the fees that PwC billed or is expected to bill for professional services rendered to us for each of the last two years:

	2011	2010
Audit Fees(1)	$587,204	$563,375
Audit Related Fees(2)	40,650	-
Tax Fees(3)	108,000	47,224
All Other Fees(4)	1,933	1,611
____	____________
(1)
In connection with (i) the audit of our annual financial statements, including attestation services required under section 404 of the Sarbanes-Oxley Act of 2002 and reviews of quarterly interim financial statements ($561,204 in 2011 and $552,000 in 2010), (ii) filing of registration statements with the SEC ($20,000 in 2011 and $5,000 in 2010), and (iii) statutory non-U.S. audit fees ($6,000 in 2011 and $6,375 in 2010).

(2)	In connection with accounting consultations concerning financial accounting and reporting matters ($40,650 in 2011 and $0 in 2010).
(3)	In connection with tax return preparation ($38,000 in both 2011 and 2010) and tax advice and consultations, regarding Internal Revenue Code Section 382 analysis ($70,000 in 2011 and $9,224 in 2010).
(4)	For a proprietary internet-based service.

Pre-Approval of Audit and Non-Audit Services by the Audit Committee

Audit and non-audit services performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the accounting firm’s independence. In April of each year, the Committee reviews a schedule prepared by the accounting firm of certain types of services to be provided for that year along with projected fees, and provides general pre-approval of those types of services; in 2012 this process was undertaken in connection with the Company’s consideration of selecting a new accounting firm. The fee amounts are updated to the extent necessary at regularly scheduled meetings of the Committee. Any additional service proposed to be provided after the annual pre-approval process requires specific pre-approval by the Audit Committee. The Committee may delegate either general or specific pre-approval authority to its chair or any other member(s). The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Committee at its next meeting. The Committee approved all services described above during 2011 and 2010.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for ratification of the selection of E&Y as our independent registered public accounting firm. Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Our Board deems the ratification of the selection of Ernst & Young LLP to be in the Company’s and stockholders’ best interests and recommends a vote FOR Proposal 4.

EXECUTIVE AND OTHER OFFICERS

Information concerning our executive and other officers is set forth below. Our executive officers are the CEO and our five Senior Vice Presidents. There are no family relationships between any of our directors and executive officers. None of the organizations identified below with which an officer has previously been employed or associated is a parent, subsidiary or affiliate of the Company. Background information for Mr. Baker is provided in Proposal 1.

Name	Position with the Company
Mark R. Baker	Chief Executive Officer and Director
Robert A. McKinney	Chief Financial Officer, Senior Vice President, Finance & Operations and Secretary
Robert J. Israel	Senior Vice President, Medical Affairs & Clinical Research
William C. Olson	Senior Vice President, Research & Development
Benedict Osorio	Senior Vice President, Quality
Nitya G. Ray	Senior Vice President, Manufacturing
Ann Marie Assumma	Vice President, Regulatory
Vivien Wong	Vice President, Product Development
Angelo W. Lovallo, Jr.	Treasurer
David E. Martin	General Counsel

Mr. McKinney, 55, has been our CFO since 2005. Mr. McKinney joined us in 1992 and currently serves as Senior Vice President Finance & Operations. Early in his career, he was an audit supervisor at Coopers & Lybrand LLP. Mr. McKinney studied finance at the University of Michigan, received a B.B.A. in accounting from Western Connecticut State University, and is a Certified Public Accountant.

Dr. Israel, 55, Senior Vice President, Medical Affairs & Clinical Research, has been with Progenics since 1994. He previously held oncology positions at Sandoz Pharmaceuticals Corporation and Schering-Plough Corporation. Dr. Israel is a licensed physician and is board certified in internal medicine and medical oncology. He received a B.A. in physics from Rutgers University and an M.D. from the University of Pennsylvania, and completed an oncology fellowship at the Memorial Sloan-Kettering Institute for Cancer Research. Dr. Israel has been a consultant to the Solid Tumor Service at Sloan-Kettering.

Dr. Olson, 49, currently serves as Senior Vice President, Research & Development. He also has been with the Company since 1994, and was a scientist at Johnson & Johnson and MicroGeneSys, Inc., a biotechnology company, for five years before joining Progenics. Dr. Olson has served on scientific review committees of the National Institutes of Health and has co-authored more than 40 articles for peer-reviewed scientific journals. He received a Ph.D. from the Massachusetts Institute of Technology and a B.S. from the University of North Dakota, both in chemical engineering.

Mr. Osorio, 55, joined us in 2005 and is currently our Senior Vice President, Quality. He has over three decades of experience in pharmaceutical quality control and quality assurance, including service as Director and Senior Director at Forest Laboratories from 2001 to 2005. From 1984 to 2001, Mr. Osorio held positions of increasing responsibility with The PF Laboratories (a subsidiary of Purdue Pharma), ultimately as Executive Director, Quality Assurance. From 1979 to 1984, he was an analytical chemist with Berlex Laboratories. He earned both an M.B.A. and an M.S. in chemistry from Seton Hall University and a B.S. in forensic science from John Jay College of Criminal Justice.

Dr. Ray, 59, Senior Vice President, Manufacturing, joined us in 2001. Prior to joining Progenics, Dr. Ray served as Director of Bioprocess Development at Ortec International, and before that held positions of increasing responsibility at Hoffmann-La Roche in the areas of GMP Manufacturing and Process Development, ultimately as Research Leader, Biopharmaceuticals. Early in his career he developed process technology for biopharmaceutical manufacturing at Verax Corporation. Dr. Ray received an M.S. and Ph.D. in chemical and biochemical engineering from Rutgers University and a B.S. in chemical engineering from Jadavpur University, India.

Ms. Assumma, 58, joined Progenics in 2004 and currently serves as Vice President, Regulatory Affairs. She has over 30 years of experience in the pharmaceutical industry and regulatory affairs at companies including Dov Pharmaceuticals, Emisphere Technologies, Bayer and American Cyanamid. Ms. Assumma earned her M.S. in pharmacology from New York Medical College and a B.S. in biology from Fordham University.

Dr. Wong, 55, currently serves as Vice President, Product Development. For three years prior to joining Progenics in 2007, Dr. Wong was Principal at Theritas Pharmaceutical Consultants. From 1989 to 2004, she held positions of increasing responsibility in preclinical development and pharmacology at Emisphere Technologies, Vivoquest, and Regeneron Pharmaceuticals. Dr. Wong has been a co-author on over 30 scientific articles for peer-reviewed journals. She received a B.Sc. in biology from the Mississippi University for Women, a Ph.D. in anatomy and neurobiology from the University of Maryland School of Medicine, and completed a postdoctoral fellowship in neurology at the Albert Einstein College of Medicine.

Mr. Lovallo, 47, was appointed Treasurer in 2011. Before joining Progenics in 2008 as Senior Director, Financial Reporting, he held Vice President, Financial Reporting positions at MBIA Inc. from 2004 to 2008 and AllianceBernstein from 1998 to 2004. Earlier in his career, he was in accounting policy at Salomon Smith Barney and a senior manager at KPMG LLP. He received a B.B.A. in public accounting from Hofstra University and is a Certified Public Accountant.

Mr. Martin, 57, General Counsel, joined Progenics in 2008 as Associate General Counsel after practicing corporate and finance law in New York City for over 25 years including with Loeb & Loeb, AXA Equitable, Dewey Ballantine and in his own special clients practice. He holds a B.A. in mathematics and history from the University of Pennsylvania and a J.D. from the Columbia University School of Law.

Scientific Advisors

As an important component of our scientific strategy, we establish collaborative relationships with leading researchers in specialties relevant to the Company’s business. These scientific advisors attend periodic meetings and provide us with specific expertise in both research and clinical development. All of our scientific advisors are employed elsewhere and may have commitments to or consulting or advisory agreements with other entities that limit their availability to us. These entities may also compete with us. Certain of our scientific advisors have from time to time devoted significant time and energy to our affairs, but none is regularly expected to devote more than a small portion of time to us.

CORPORATE GOVERNANCE

The Board and its Committees

Leadership. Since 2004, the positions of Chair(s) of the Board of the Company and Chief Executive of the Company have been held by different individuals.

Mr. Crowley serves as Chairman of the Board of the Company and Mr. Mark Baker as Chief Executive Officer and a director. They provide leadership to the Board of Directors by setting the agenda for Board meetings, preparing information and alternatives for presentation to the Board and leading discussions among and decision making by the Board.

The Board believes that this structure is appropriate because it results in a balanced leadership, combining an independent Chair with members of management involved in the day-to-day operation of the Company’s business.

During 2011, the Board held nine meetings. It is the policy of the Board to hold an executive session of independent directors at each Board meeting. Each director attended 89% or more of the meetings of the Board during 2011.

Committees. The Board had four standing committees during 2011. Each director attended 90% or more of the meetings of the Board committee(s) on which he or she served during the year. Committee charters are available on our website at http://www.progenics.com/documents.cfm.

The Audit Committee reviews our annual financial statements prior to their submission to the SEC, consults with our independent auditors and examines and considers such other matters in relation to the audit of our financial statements and in relation to our financial affairs, including the selection and retention of our independent auditors. It is responsible for oversight of the Company’s internal auditor, who reports directly to it, oversees the work of management to identify, assess and monitor risk, and liaises with management and the Board in risk mitigation efforts. The Board has determined that Ms. Williams, Chair of the Committee, is an “audit committee financial expert” as such term is defined in Item 404(d)(5) of Regulation S-K. The Committee held five meetings during 2011.

The Compensation Committee makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our stock option plans and otherwise seeks to ensure that our compensation philosophy is consistent with our best interests and is properly implemented. Mr. Crowley is Chair of this Committee; Mr. Dalton, who is not standing for re-election as a director at the Meeting, was Chair during the first half of 2011. The Committee held 18 meetings during 2011.

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures intended to constitute and appropriately organize the Board to oversee the business and affairs of the Company and meet its fiduciary obligations to the Company and its stockholders on an ongoing basis. Among its specific duties, this Committee (i) makes recommendations to the Board about our corporate governance processes, (ii) assists in identifying and recruiting candidates for the Board, (iii) administers the Nominations Policy, (iv) considers nominations to the Board received from stockholders, (v) makes recommendations to the Board regarding the membership and chairs of the Board’s committees, (vi) oversees the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, (vii) periodically reviews the type and amount of Board compensation for non-employee directors and makes recommendations to the full Board regarding such compensation, and (viii) makes a recommendation to the Board on whether to accept or reject the resignation of any incumbent director who does not receive the required vote for re-election in an uncontested election under our majority-voting standard. The Committee also annually reports findings of fact to the Board that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by the Nasdaq Marketplace and SEC rules and applicable law. Mr. Charles Baker is Chair of this Committee. The Committee held two meetings during 2011.

The Science and Technology Committee is responsible for periodically examining the Company’s direction of and investment in its science and technology initiatives, including its research and development efforts, assisting the Board in its review, evaluation and oversight of such initiatives and efforts, and advising the Board on scientific matters involving the Company’s research and development, clinical and commercial programs, including internal projects, interaction with academic and other outside research organizations, and acquisition and development of technologies. Dr. Scheinberg is Chair of this Committee. The Science and Technology Committee held two meetings during 2011.

The Company established in March 2012 a Strategy and External Technology Subcommittee of the Science and Technology Committee, which is responsible for monitoring and advising on scientific matters relating to the Company’s efforts to identify and in-license or acquire technologies complementary to or expanding on its strategic focus on oncology, assisting the Board in its review, evaluation and oversight of, and advising the Board on scientific matters involving, such efforts. Dr. Scheinberg is Chair of this Subcommittee.

Oversight of Risk Management

Company management is responsible for assessing and managing Progenics’ exposure to various risks. Responsibility for risk oversight by the Board of Directors lies with the entire Board. Therefore, responsibility for the administration of this risk oversight lies primarily with the Board’s leadership.

As a research and development focused public company, the Company’s principal risks lie in the administration of its financial and operational controls and in the conduct of its research and development activities.

The Audit Committee, under the leadership of Chair Nicole Williams, has the role of monitoring the risks associated with the Company’s financial and operational controls, including reviewing the preparation and auditing of financial statements and the safeguarding of the Company’s financial and other assets. Under the oversight of the Audit Committee, the Company’s internal auditor, who reports to the Audit Committee, performs an ongoing enterprise-wide assessment, commenced in 2009, of the Company’s risks and reports on that risk assessment to the Audit Committee and the entire Board of Directors.

In 2009, the Board of Directors established the Science and Technology Committee to review the Company’s research and development activities. This Committee, under the leadership of Dr. Goff in 2011 and now Dr. Scheinberg, has the role of overseeing management’s monitoring of the risks associated with the Company’s research and development activities.

Since sales of the Company’s commercial product, RELISTOR®, are the responsibility of Salix Pharmaceuticals, Ltd., risks to the Company with respect to such sales are monitored by the entire Board of Directors through oversight of the Company’s contractual arrangements and collaborative relationship with Salix. During the 2009-11 transition of commercial responsibility for RELISTOR, the Board also monitored the Company’s arrangements and relationship with its former collaborator, Wyeth Pharmaceuticals, and its parent company Pfizer Inc.

Director Independence and Other Qualifications

The Board has determined each of Messrs. Charles Baker, Briner, Crowley and Dalton, Drs. Goff and Scheinberg and Ms. Williams to be an “independent director” as such term is defined by Nasdaq Marketplace Rule 5605(b)(1). Mr. Dalton is not standing for re-election as a director at the Meeting.

The Board has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the Nasdaq Marketplace rules, the SEC and the Internal Revenue Service.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Committee delivered a report to the full Board and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s report and each member’s review of the information made available to the Committee.

Stockholder Communications with the Board; Board Attendance at the Annual Meeting of Stockholders

Stockholders may communicate with the Board by writing to the Board care of the Corporate Secretary at our corporate headquarters.

It is our policy that the members of the Board attend annual meetings of our stockholders. Eight of the nine members of our Board attended the 2011 Annual Meeting of Stockholders.

Code of Business Ethics and Conduct

We have a Code of Business Ethics and Conduct which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a “code of ethics” under the SEC rules and “code of conduct” under the Nasdaq Marketplace rules. The Code is described in more detail under Other Matters - Certain Relationships and Related Transactions, below, and is available on our website at http://www.progenics.com/documents.cfm.

Director Nominations Process

The Nominating and Corporate Governance Committee administers our Director Nominations Policy, which establishes criteria for Board member candidates and the process by which candidates for possible inclusion in our recommended slate of director nominees are selected. The Nominating and Corporate Governance Committee’s charter, which includes the Nominations Policy, is available on our website at http://www.progenics.com/documents.cfm.

Minimum Criteria for Board Members. Under the Policy, each Board candidate must possess at least the following specific minimum qualifications:

•	He or she shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•
He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

•
Neither the candidate nor any family member (as defined in the Nasdaq Marketplace rules) or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) shall have any material personal, financial or professional interest in any of our current or potential competitors.

•
He or she shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

 Desirable Qualities and Skills. The Nominating and Corporate Governance Committee also considers it desirable that each candidate should:

•
Contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

•	Contribute positively to the collaborative culture among Board members.

•
Possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company CEO or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of supportive care, oncology, virology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Nominating and Corporate Governance Committee has two primary methods for identifying Board candidates. On a periodic basis, the Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, our senior executives, individuals personally known to members of the Board, and independent research by either members of the Board or our senior executives. The Committee may also use its authority under its Charter to retain at the Company’s expense one or more search firms to identify candidates.

If it uses a search firm, the Committee may ask the firm to identify possible candidates who meet the minimum and desired qualifications expressed in the Nominations Policy; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board, the Committee and the candidate during the screening and evaluation process; and be available for consultation as needed by the Committee. The Committee has the authority under its Charter to approve such firms’ fees and other retention terms.

Nomination of Directors by Stockholders. The Committee will also consider properly submitted stockholder nominations for candidates for membership on the Board. Any of our stockholders may recommend one or more eligible persons for election as a director at an annual meeting of stockholders if the stockholder provides the recommendation to our Corporate Secretary at our principal executive offices not less than 120 days prior to the anniversary of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, the stockholder’s recommendation must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of that date was made, whichever occurs first.

To be eligible for consideration, a candidate proposed by a stockholder must be independent of the stockholder providing the nomination in all respects, as determined by the Nominating and Corporate Governance Committee or by applicable law, qualify as an “independent director” under the Nasdaq Marketplace rules and meet the Minimum Criteria for Board Members set forth above.

Evaluation of Candidates. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Committee Chair will interview the candidate and communicate the Chair’s evaluation to the other Committee members, the Chairman of the Board and the CEO. Later reviews will be conducted by other members of the Committee and senior management. Ultimately, background and reference checks will be conducted and the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Nominating and Corporate Governance Committee expects generally to meet one or more times prior to March 31 of each year to consider, among other things, candidates to be recommended to the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our Proxy Statement. The Board usually meets each March and at that meeting vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in May or June.

All candidates, whether identified internally or by a nomination received from a stockholder, who after evaluation are recommended by the Nominating and Corporate Governance Committee and approved by the Board, will be included in our recommended slate of director nominees in our Proxy Statement.

Future Revisions to the Nominations Policy. The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Committee may amend the Nominations Policy at any time, in which case the most current version will be available on our web site at http://www.progenics.com/documents.cfm.

Board Committee Reports

Audit Committee Report

The Audit Committee of the Board consists of three non-employee directors: Ms. Williams, Chair, and Messrs. Charles Baker and Crowley. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the Nasdaq Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership set forth in the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder. The Audit Committee operates under a written Charter adopted by the Committee and approved by the Board as a whole.

As set forth in its Charter, the Audit Committee’s role is one of oversight. Progenics management is responsible for preparing our financial statements and the independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee’s primary function is to assist the Board in monitoring and overseeing the integrity of our financial statements, systems of internal control and the audit process. A significant part of its efforts during late 2011 and early 2012 involved oversight of the Company’s internal auditor’s and senior management’s efforts in updating enterprise risk management evaluative and quantification procedures reflecting the Company’s new strategic focus on oncology and resulting modification and elimination of existing risk evaluations and creation of new risk targets.

The Committee as part of its regular duties selects, subject to stockholder ratification, the independent registered public accounting firm for the Company. In this context, the Committee met with management and our accounting firm for 2011, PricewaterhouseCoopers LLP, and reviewed and discussed the Company’s audited financial statements as of and for that year. The Committee also discussed with members of PwC each of the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also received and reviewed the written disclosures and the letter from PwC required by PCAOB Rule No. 3526, Communication with the Audit Committee Concerning Independence, as amended, and discussed PwC’s independence with it. When considering PwC’s independence, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements was compatible with maintaining their independence, and discussed with them any relationships that may impact their objectivity and independence. The Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services in 2011 as presented above in this Proxy Statement under Fees Billed for Services Rendered by Former Accounting Firm. Based on these discussions and considerations, the Committee was satisfied as to PwC’s independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, have relied without independent verification on the information and representations provided to them by management and PwC. Accordingly, the Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that PwC is in fact “independent.”

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s 2011 Annual Report on Form 10-K.

The Committee has also performed the procedures described above in connection with the prospective engagement of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2012, and has determined, subject to stockholder ratification, to retain E&Y in that capacity.

By the Audit Committee of the Board of Directors,
Nicole S. Williams, Chair
Charles A. Baker
Peter J. Crowley

Compensation Committee Report

The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s 2011 Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

By the Compensation Committee of the Board of Directors,
Peter J. Crowley, Chair
Charles A. Baker
Mark F. Dalton

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. None of its members had any affiliation or relationship with the Company which requires disclosure under this heading.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Progenics is a biotechnology company engaged in drug development and commercialization. We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop and commercialize drugs and achieve our objectives. Since the funds we can use for compensation are limited, we have worked to develop a compensation program that allows us to attract and retain talented individuals with the essential experience and skills we need at the executive level while being mindful of our limited resources. We have done this through a program which combines base salary with bonus compensation and long-term incentives in the form primarily of stock options and prior to 2012 in restricted stock. We strive to conserve cash resources by setting base salaries and total cash compensation at what we deem an appropriate level in view of market compensation data in our industry while providing meaningful long-term equity opportunity.

This Compensation Discussion & Analysis (CD&A) outlines, among other things, our compensation philosophy, objectives and processes as they relate to our Named Executive Officers (NEOs) in 2011: Mr. Baker (who was President until March 3, 2011 and is now CEO); Mr. McKinney (CFO); Dr. Maddon (who was CEO and CSO until March 3, 2011, Vice Chairman and CSO until March 14, 2012, and is now Vice Chairman); and Senior Vice Presidents Dr. Israel and Mr. Osorio.

Overview. Progenics made significant progress in achieving strategic objectives and program development in 2011. Our key objective for much of the last two years has been to complete a new commercialization partnership for RELISTOR. We devoted substantial efforts in 2010 to identifying potential partners and structuring and negotiating our relationship with Salix Pharmaceuticals, which was finalized in February 2011. We continued those efforts in 2011 by coordinating the transfer of responsibility for RELISTOR from our former collaboration partner, Wyeth (now a Pfizer Inc. subsidiary), to Salix, which was a central focus for several of our executives throughout the year. Having concluded the formal agreement with Salix early in the year also allowed us to focus significant effort on improving other areas of our business, moving other drug candidate programs, particularly our PSMA ADC product candidate for prostate cancer, forward, and evaluating and discontinuing legacy research and development programs outside our oncology focus.

We also focused during 2011 on controlling costs and achieving a sustainable cash burn rate. We made significant progress in advancing our ongoing clinical trial of PSMA ADC, continued to pursue preclinical research and development on our proprietary novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors, and identified and continue to pursue a number of opportunities to expand our oncology pipeline through in-licensing and acquisitions.

The compensation of our executives reflected the performance of the Company during 2011. Our NEOs base salaries are, on average, near the median of the Company’s Peer Group data detailed below. As a result of above-target bonuses, actual total cash compensation (base salary plus bonus) and actual cash compensation and long-term incentives for the NEOs approximated the 70th and 60th percentiles on average, respectively.

We believe overall Company compensation has historically been highly correlated to Company performance. During 2011, we implemented a formal annual incentive plan for senior executives in order to establish an even stronger linkage between compensation and individual and Company performance. As part of that process, we established specific annual goals for the Company and for each NEO, and, as discussed for each NEO below, determined bonuses against specific target bonuses established for each NEO taking into account how well the Company and each executive performed against the established goals as determined by the Compensation Committee.

The Committee believes that the total compensation earned by the NEOs and approved by the Committee appropriately reflect the performance of the executives and the Company and is consistent with our compensation philosophy.

Executive Compensation Objectives. We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

•	Attract and retain executives critical to our overall success.

•	Reward executives for contributions to achieving strategic goals that enhance stockholder value.

•	Foster and maintain a company culture of ownership, creativity and innovation.

•	Motivate our NEOs to achieve critical long- and short-term development, product and financial milestones set by the Board and management.

General Compensation Process. The Compensation Committee is responsible for determining the elements and levels of compensation for our NEOs. In doing so, it reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the CEO regarding compensation for other NEOs.

In assessing Company and individual NEO performance, the Compensation Committee has considered the progress of the Company in research, development and commercialization of its product candidates and the contributions made by each NEO. Recent examples of this progress include managing the transitioning of responsibility for RELISTOR from Wyeth to Salix, managing our relationship with Ono Pharmaceutical, advancing our PSMA ADC clinical development program and pre-clinical research efforts, and, most recently, seeking opportunities complementary to our focus on oncology.

The process that the Compensation Committee followed in assessing the NEOs and the Company’s performance for 2011 began, as has been the Committee’s practice in the past, with meetings in January and February 2011. These meetings were focused on compensation for the NEOs and were principally focused on approving bonuses relating to 2010 performance and establishing 2011 salary levels.  Bonus targets for 2011 performance were established later in the year in conjunction with finalization of the new annual incentive plan described below. In those meetings, Mr. Baker was invited to make an oral presentation and submit to the Committee written materials regarding the performance of the NEOs and other executive officers, his views regarding the performance of the Company and his assessment of his own performance. These presentations and the Compensation Committee’s assessment considered activities for 2010 and 2011, including, most notably, the re-partnering of the Company’s RELISTOR program to Salix.

The Committee also considered implementing a formal annual incentive plan, later implemented as described below, based on established metrics that would provide a framework to determine annual bonus payments to the NEOs and other executives.

In its meetings in February and March 2011, the Compensation Committee also considered possible changes in the executive responsibilities of Dr. Maddon and Mr. Baker, which were implemented when Mr. Baker became CEO and Dr. Maddon took on the title of Vice Chairman and retained the CSO title until this March. The Committee subsequently discussed with Dr. Maddon possible related changes in his employment agreement which was amended in March, as described under Dr. Maddon’s Former Agreement.

The Committee confers with its compensation consultant, Pearl Meyer & Partners, as it establishes compensation for the Company’s NEOs. Pearl Meyer provides a report to the Committee outlining competitive market compensation data for consideration when determining different levels and mix of compensation. The primary data sources utilized for this purpose is compensation information publicly disclosed by a peer group of companies within the biotechnology industry, selected by the Committee with Pearl Meyer’s assistance, that are similar to Progenics in size, stature and state of development. Peer Group companies are reviewed annually by the Committee with Pearl Meyer’s assistance to ensure that they remain relevant and meaningful comparators. The Peer Group used to set compensation for our NEOs for 2011 consisted of:

Acorda Therapeutics, Inc.	Ligand Pharmaceuticals
Adolor Corp.	Myriad Genetics, Inc.
ARIAD Pharmaceuticals	Neurocrine Biosciences, Inc.
GTx Inc.	Pharmasset, Inc.
Idenix Pharmaceuticals, Inc.	POZEN, Inc.
Immunomedics Inc.	Sucampo Pharmaceuticals, Inc.
Incyte Corp.	Synta Pharmaceuticals Corp.
Telik, Inc.

Peer Group data are supplemented with published executive compensation surveys providing position-based compensation data from biotechnology companies similar in size and scope to the Company.

In addition to the recommendations of the CEO and review of the market data provided by Pearl Meyer, the Committee considered other factors such as the individual’s corporate roles and responsibilities, particular experience and expertise, performance and specific duties, the scope of his or her position and the department(s) or group(s) for which he or she has responsibility, our overall corporate financial performance and the progress of our research and development programs and strategic initiatives during the year.

Having completed the above referenced meetings, reviewing the market data and taking into consideration all other pertinent information, the Committee made decisions regarding 2011 compensation by majority vote. Neither Dr. Maddon nor Mr. Baker had a vote, nor was present for decisions, regarding his own compensation.

The Committee used a similar process at mid-year to determine the long-term incentive elements of our NEO compensation program paid in stock options and restricted stock. The Committee considers the CEO’s recommendation for long-term incentive awards to the other NEOs, and makes its own determination of the appropriate long-term incentive awards for the CEO. The Committee determined to make all such awards in respect of 2011 performance in the form of stock options, and issued these grants in the first quarter of 2012.

We believe that each NEO’s compensation package is generally within the competitive range of practices when compared to objective comparative data even where qualitative factors have influenced our compensation decision.

The Committee retains Pearl Meyer for its services directly, although in carrying out assignments, Pearl Meyer interacts directly with our management when necessary and appropriate. In addition, in its discretion, Pearl Meyer may seek input and feedback from our executives, typically our CFO, regarding its work product prior to presentation to the Committee, in order to confirm alignment with our business strategy and to obtain data or information necessary for its work. Pearl Meyer provides the Committee with an annual Compensation Report that it updates as the Committee considers appropriate.

Elements of Compensation. We utilize a compensation strategy in line with that of other companies within the biotechnology industry which includes base salary, annual bonus, long-term incentives and retirement and severance benefits. These elements are designed to reward (i) the level of effort and competence demonstrated in light of the executive’s duties and responsibilities (base salary), (ii) decision-making that supports our annual product, development and financial goals (annual bonus), and (iii) a focus on building shareholder value over the long term by making decisions that will not sacrifice long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary. Levels of base salary for our executives in general take into account an individual’s role and responsibilities, experience, expertise, individual performance and tenure. The amount is typically at or slightly below the median industry compensation level for the position as shown by appropriate market data provided by Pearl Meyer. Relative to market data for other CEOs, Dr. Maddon’s salary of $618,000 exceeded the 75th percentile, and was approximately 15% above the market median. The Committee deemed Dr. Maddon’s salary appropriate at that time given his extensive tenure with the Company and stature in the industry. His salary was reduced to $425,000 in connection with the change in his executive responsibilities in March, 2011. Mr. Baker’s salary was set at $500,000 following his promotion to CEO, below the median of market data. The Committee determined this competitive positioning to be appropriate and reflective of Mr. Baker’s status as a new CEO. Salary payments to Dr. Maddon through March 15, 2011 were made under the terms of his 2007 employment agreement, and afterward reflected the March amendment.

Annual Bonus. Beginning in the fourth quarter of each year, the Compensation Committee works collaboratively with senior management to develop corporate goals and objectives tied to strategic plans for the coming year. In 2011, this process was completed in mid-year at the time the new annual incentive plan was finalized, and established three corporate research and development (R&D) goals and one operational and financial goal, each weighted equally, for use in determining cash bonuses:

•	Submission and acceptance of an sNDA filing with the U.S. Food and Drug Administration for approval of subcutaneous RELISTOR for patients with chronic, non-cancer pain.

•	Completion of enrollment in the 700-patient phase 3 trial of oral methylnaltrexone (the active ingredient of RELISTOR) in patients with non-malignant pain.

•	Advancement of tested dose levels in the Company’s phase 1 trial of PSMA ADC.

•	Achievement of a cash burn amount not in excess of the amount provided in the Company's 2011 budget.

These corporate goals, along with individual goals for each NEO, are used in a program measuring performance over the course of the year. Target bonus amounts are based on a percentage of base salaries and generally set near the target bonus amounts for comparable companies in our peer group. In 2011, a bonus target of 50% of base salary, based entirely on achievement of corporate goals, was established for Mr. Baker. For the other NEOs, each of whom had a target maximum bonus set by the CEO, 75% of the bonus amount was attributed to achievement of corporate goals and 25% to individual goals.

Based on the overall percentage of corporate goal achievement determined by the Compensation Committee during the first quarter of the following year and the percentage of individual goal achievement of each NEO determined by the CEO and reviewed by the Committee, actual bonus payments may be above or below bonus target amounts in the Compensation Committee’s discretion based on actual performance. Bonus amounts for NEOs other than the CEO are recommended by the CEO and reviewed by the Compensation Committee, and the Committee determines the bonus amount for the CEO.  Bonuses are paid in the first quarter of the following year.

For 2011, the Committee approved a corporate achievement percentage of 125% based on the Company:

•	Meeting the sNDA submission goal, ultimately resulting in a PDUFA date of April 27, 2012.

•	Exceeding the enrollment goal in the oral methylnaltrexone trial by enrolling over 800 patients ahead of schedule.

•	Exceeding the goal of advancing the PSMA ADC trial, by increasing patient accrual and moving toward establishing a maximum tolerated dose.

•	Meeting the cash burn amount specified by the 2011 budget by adopting a new strategic plan focused on oncology and controlling leased space and other costs.

For the individual NEOs, the Company’s analyses of performance were as follows:

Mr. Baker. Compensation decisions regarding Mr. Baker in 2011 reflected his promotion to CEO and the attendant significant broadening of his leadership responsibilities, as well as his responsibility for the negotiation and consummation of the worldwide RELISTOR collaboration with Salix. Based entirely on the percentage achievement of the corporate goals and his target bonus of 50% of base salary, Mr. Baker was awarded a bonus of $312,500, equal to 63% of his 2011 annual salary.

Dr. Maddon. During the first quarter of 2012, Dr. Maddon and the Company set the terms for his upcoming retirement from the Company. The Committee set his 2011 bonus amount at $150,000 as part of the overall arrangements concluded in his retirement agreement.

Mr. McKinney. As CFO, Mr. McKinney played a key role in implementing Company-wide operational efficiencies and expense reductions in 2011. His individual goals included implementing the annual bonus plan, managing financial forecasting, and supporting the change in the Company’s strategic focus and its achievement of operational efficiencies to meet the Company’s cash burn target. The Committee determined that Mr. McKinney’s achievement of his individual goals was 125% of target performance. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 35% of base salary, Mr. McKinney was awarded a bonus of $137,228, equal to 44% of his 2011 annual salary.

Dr. Israel. Dr. Israel’s contributions during 2011 included his leadership of the effort to achieve the Company’s R&D goals during the year. His individual goals included submission and acceptance for filing of the subcutaneous RELISTOR sNDA in non-cancer pain patients, completion of enrollment in the oral methylnaltrexone trial, efforts to identify in-license and acquisition candidates, managing medical affairs aspects of our relationships with RELISTOR collaboration partners, and supporting the change in the Company’s strategic focus. The Compensation Committee determined that Dr. Israel’s achievement of his individual goals was 125% of target performance. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 30% of base salary, Dr. Israel was awarded a bonus of $143,988, equal to 38% of his 2011 annual salary.

Mr. Osorio. Mr. Osorio’s individual goals for 2011 included managing relationships with our RELISTOR partners, transitioning clinical and regulatory information and responsibilities to Salix following the inception of their RELISTOR license, and managing quality assurance and analytical development and environmental health and safety matters in support of the Company’s new strategic focus. The Compensation Committee determined that Mr. Osorio’s achievement of his individual goals was 125% of target performance. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 30% of base salary, Mr. Osorio was awarded a bonus of $114,988, equal to 38% of his 2011 annual salary.

In addition to the bonus plan described above, the Committee has the authority to approve discretionary bonuses to any NEO. This discretion was not used in 2011, as the Committee felt that the new bonus plan met its objectives and no further bonuses were required.

Long-term incentives. Long-term incentives may include both non-qualified stock options and restricted stock awards. During 2011, restricted stock and option awards were made to NEOs under our 2005 Stock Incentive Plan, the terms of which are described in this Proxy Statement and our 2011 Annual Report on Form 10-K. Stock options were granted at market exercise prices, and both option and restricted stock awards vest over three years from the date of grant subject to continued employment. Mr. Baker was also awarded 62,500 performance-vesting stock options. Long-term incentive awards granted to our NEOs during 2011 and awards outstanding from prior grants are presented in the Grants of Plan-Based Awards in 2011 and Outstanding Equity Awards at Fiscal Year-End tables, below.

Although our long-term incentive grants have typically been time-vested instruments, we have in some years issued performance based stock options to our CEO. Dr. Maddon received several performance grants during his tenure, and Mr. Baker received such a grant in 2011. The performance-based stock options awarded to Mr. Baker have been used by the Committee to align more closely his compensation to the business goals established by the Committee and the Board. Vesting of a percentage of his outstanding performance-based award occurs upon achievement of defined performance conditions reflecting significant regulatory, commercial and business development Company goals. The percentages of the award that vest, if every performance condition is achieved, total more than 100% of the award, recognizing that the Company is pursuing multiple goals and that not every performance condition must be achieved in order for his performance to be considered sufficient to justify full vesting of the award. Even if the percentage of the award that vests for the performance conditions actually achieved exceeds 100%, however, he is entitled to only 100% of the award. As of 2011 year-end, none of Mr. Baker’s performance-based options had vested.

Other Considerations. When determining amounts of long-term incentive grants to our NEOs, the Committee compares (i) the value of the grant with the value of comparable grants in our Peer Group; (ii) the number of incentive units granted by position as a percentage of total common shares outstanding, compared with the applicable percentages of comparable grants in our Peer Group; and (iii) the executive’s overall equity incentive opportunity. We believe these comparisons provide a meaningful context for comparing the competitive level of our equity based compensation practices to those of companies in our Peer Group and ensure that we are not at a competitive disadvantage in terms of hiring or retaining key executive talent.

Our historical practice had been to make annual equity awards on the first business day of July. Beginning in 2012, however, we have moved our grant date from July to February to better coincide with the other compensation decisions that are made. Each NEO received a 2012 grant of stock options and restricted stock in February 2012; we do not expect they will receive another annual grant before 2013.

In addition to annual grants described above, options and/or restricted stock are awarded to newly-hired employees. We may from time to time issue equity-based compensation at other times during the year.

Retirement, Welfare Benefits. We make available to our NEOs retirement and welfare benefits, consisting of partial matching contributions to 401(k) retirement plans and access to medical, dental and other welfare plans, all of which are available to all full-time employees. NEOs also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO. No other perquisites are given to our NEOs. This philosophy is consistent with our view that company resources are generally best utilized in research, development and commercialization efforts. The total of retirement and welfare benefits for each NEO is presented in the Summary Compensation Table, below.

Equity Ownership by Executives. We do not currently have a formal stock ownership requirement for executives, but we encourage stock ownership by executives on a voluntary basis and through participation in the Stock Incentive Plan. Each of our NEOs has both vested and unvested stock options and unvested restricted stock as shown in our Outstanding Equity Awards at Fiscal Year-End table.

Employment Agreements. We have no employment agreements with any of our NEOs except Dr. Israel, whose agreement, entered into in 1994, provides for severance of nine months’ salary and benefits upon termination without cause, ceasing upon his securing new employment. The agreement contains restrictive covenants against disclosure of confidential business information, solicitation of employees and customers and competition with our business, and establishes our right to inventions and intellectual property. Dr. Maddon’s former employment agreement, which was effective July 1, 2007, amended in March, 2011, and terminated in March of this year, extended prior employment agreements and automatically renewed each year. It provided for Dr. Maddon to receive an annual salary and discretionary bonus, other terms of continued employment and termination provisions. The 2011 amendment and recent termination modified his relationship with the Company to be consistent with his continuing roles over the past year and with his retirement from employment with the Company as of the Annual Meeting; provisions of the agreement relating to confidentiality, indemnification and insurance, and certain technical and other matters, continue in effect notwithstanding the termination.

Compensation and Risk. The Company does not believe, given the nature of our activities and the manner in which our employees are compensated, that risks arising from our compensation policies and practices relating to all of our employees are reasonably likely to have a material adverse effect on the Company.

As noted above, Dr. Maddon received options and restricted stock, and Mr. Baker has received options, the vesting of which is tied to the achievement by the Company of milestones relating to commencement of clinical trials, filing of regulatory submissions and creation of partnerships with respect to the Company’s product candidates. These milestones were set by the Compensation Committee, following discussion with the awardee, for each award at the time of grant. Our senior executives could have a financial incentive to accelerate achievement of milestones relevant to them, even if that was not in the best interests of the Company. As the Company’s goals change over time, milestones established in earlier grants may fail to reflect those current goals, as a result of which either or both of them may also have a financial incentive to achieve milestones no longer in the best interests of the Company.

The Compensation Committee has dealt with these potential conflicts by establishing multiple milestones in the equity grants, as a result of which the options may become fully vested even if not every milestone is achieved. Further mitigating risk, our senior management will only vest into a fixed number of equity instruments per award regardless of how many goals are met or achieved. The Board of Directors carefully monitors the Company’s activities, including those relevant to achievement of respective milestones specified in senior management equity grants, and believes that these awards have not adversely affected the Company or resulted in its taking actions not in the best interests of stockholders.

Tax and Accounting Considerations. The compensation paid to our NEOs is generally subject to taxation at ordinary rates. Although we endeavor to structure our compensation packages so that they are not subject to tax penalties (such as additional taxes arising under Section 409A of the Internal Revenue Code), our efforts in this regard do not materially affect the terms of compensation arrangements.

Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to each of our NEOs to $1,000,000 unless the compensation is “performance-based,” as defined in the Code. The Stock Incentive Plan allows the Committee to grant awards that will be exempt from the deduction limits of section 162(m) if certain criteria are satisfied. While the Committee considers the tax and accounting effect of the compensation programs, there may be times when the Committee accepts a less advantageous tax and accounting outcome in order to achieve other goals, such as motivating and retaining executives.

We design our stock incentive plans from which long-term incentive awards are granted to be in compliance with generally-accepted accounting principles in order to avoid additional non-cash compensation charges.

2010 Shareholder Advisory Vote on Executive Compensation

Our stockholders voted to approve Progenics’ 2010 executive compensation by the advisory vote which was part of our 2011 Annual Meeting. We believe that our executive compensation practices are aligned with Company performance and market practice. Stockholders approved the compensation of our 2010 NEOs by 94.9% of the votes cast.

We do not believe any changes in our executive compensation practices were made necessary as a result of the 2011 vote. We adopted the formal annual incentive plan outlined above to further align our executive compensation practices with the Company’s performance and the interests of our stockholders.

Summary Compensation Table

The table and footnotes below describe the total compensation paid to our CEO, CFO, and three other most-highly compensated NEOs. As reflected in the table and discussed above in the CD&A, we compensate these executive officers with a combination of cash and equity compensation, the latter of which is presented in this table in dollar values (see note 2 and the tables following).

	Year	Salary	Bonus (1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compen- sation	All Other Compen -sation(3)	Total
Mr. Baker	2011	$487,500	$312,500	-	$1,685,158	-	$37,906	$2,523,064
(CEO; President	2010	425,000	350,000	-	883,275	-	46,360	1,704,635
before March 3, 2011)	2009	391,667	220,000	-	-	-	46,201	657,868

Dr. Maddon	2011	465,209	150,000	-	428,077	-	13,964	1,057,250
(Vice Chairman	2010	618,000	250,000	-	405,260	-	13,893	1,287,153
and CSO in 2011; CEO before March 3, 2011)(4)	2009	618,000	250,000	-	350,000	-	13,170	1,231,170
Mr. McKinney	2011	313,664	137,228	-	349,125	-	25,493	825,510
(CFO)	2010	301,600	105,560	53,500	106,386	-	32,370	599,416
	2009	290,000	88,000	-	186,945	-	45,251	610,196

Dr. Israel	2011	383,968	143,988	-	349,125	-	27,028	904,109
(SVP)	2010	369,200	110,760	53,500	106,386	-	35,150	674,996
	2009	355,000	80,000	-	186,945	-	49,539	671,484

Mr. Osorio	2011	306,634	114,988	-	349,125	-	23,096	793,843
(SVP)	2010	294,840	88,452	53,500	106,386	-	31,245	574,423
________________

(1)	Discretionary cash bonus approved by the Committee.

(2)
Amount of compensation for each NEO reflects the aggregate grant date fair value for the year presented, in accordance with FASB ASC Topic 718, in respect of awards made for the year presented. The fair values were determined based on the assumptions for calculating the expense amounts as set forth in the notes to our consolidated financial statements included in our 2011 Annual Report on Form 10-K for the relevant years (Note 10 – Share-Based Payment Arrangements, in our 2011 Annual Report). The aggregate grant date fair value of the performance-based awards, assuming achievement of the highest level of performance conditions, are (i) $440,000 and $749,000 for Dr. Maddon’s 2010 and 2009 awards, respectively, and (ii) $345,719 and $880,000 for Mr. Baker’s 2011 and 2010 awards. Additional information on the 2011 awards is included in the Grants of Plan-Based Awards for 2011 and Outstanding Equity Awards at Fiscal Year-End tables, below.

(3)
For 2011, includes the gross-up for payment of taxes and compensation cost of former Employee Stock Purchase Plans computed in accordance with FASB ASC Topic 718 in the following amounts: Mr. Baker - $22,331, Mr. McKinney - $10,109, Dr. Israel - $11,687 and Mr. Osorio - $9,334. Includes the Company’s matching contribution under our 401(k) Plan in the amount of $11,000 for each named executive officer. Also includes payments of premiums for enhanced life and disability insurance in the following amounts: Dr. Maddon - $2,964, Mr. Baker - $4,575, Mr. McKinney - $4,384, Dr. Israel - $4,341 and Mr. Osorio - $2,762.

(4)
Dr. Maddon received a $250,000 cash bonus for the year 2010. He elected to receive his bonus for 2009 in the form of 44,723 shares of immediately vesting restricted stock having a fair value of $250,000 based on a per share value of $5.59. He ceased being CSO on March 14, 2012.

Grants of Plan-Based Awards in 2011

The following table sets forth information regarding grants of compensatory awards we made to our NEOs during 2011.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Mr. Baker	6/8/2011			200,000	7.66	1,027,720
	7/1/2011	62,500(2)			7.40	345,719
	7/1/2011			62,500	7.40	311,719

Dr. Maddon	7/1/2011			85,000	7.40	428,077

Mr. McKinney	7/1/2011			70,000	7.40	349,125

Dr. Israel	7/1/2011			70,000	7.40	349,125

Mr. Osorio	7/1/2011			70,000	7.40	349,125
_____	____________

(1)	Awards reported in this column are limited to performance-based equity awards; other equity awards are reported in following columns.
(2)	Stock options vest in defined percentages upon achievement of specified performance-based milestones; not subject to cliff vesting.
(3)	Stock options vest one-third in each of the three years beginning July 1, 2012.
(4)
Amount of compensation for each NEO reflects the aggregate grant date fair value for the year presented, in accordance with FASB ASC Topic 718, in respect of awards made in the year presented. The fair values were determined using the assumptions for calculating the expense amounts as set forth in the notes to our consolidated financial statements included in our 2011 Annual Report on Form 10-K (Note 10 – Share-Based Payment Arrangements). The aggregate grant date fair value of Mr. Baker’s 2011 performance-based award, assuming achievement of the highest level of performance conditions, is $345,719.

Outstanding Equity Awards at Fiscal Year-End

The table below (including the notes on the following page) sets forth information regarding unexercised stock option and unvested stock awards held by our NEOs as of December 31, 2011:

	Option Awards					Stock Awards
	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Baker		62,500(3)	62,500(6)	$7.40	7/1/2021
		200,000(4)		$7.66	6/8/2021
			200,000(6)	$5.35	7/1/2020
	41,666	83,334(5)		$5.35	7/1/2020
	60,000			$16.05	7/1/2018
	10,000			$22.01	7/2/2017
	25,000			$24.26	7/3/2016
	60,000			$27.71	2/21/2016
	50,000			$20.02	6/20/2015

Dr. Maddon (7)		85,000(3)		$7.40	7/1/2021
	16,666	33,334(5)		$5.35	7/1/2020
	50,000		50,000(6)	$5.35	7/1/2020
	70,000		105,000(6)	$5.33	7/1/2019
	18,750		56,250(6)	$16.05	7/1/2018
	101,250		11,250(8)	$22.01	7/2/2017
	79,750		65,250(9)	$24.26	7/3/2016
	75,000			$21.39	7/1/2015
	35,625		1,875(10)	$16.85	7/1/2014
	37,500			$16.85	7/1/2014
	112,500			$15.06	7/1/2013
	112,500			$15.06	7/1/2013
	75,000			$12.29	7/1/2012
	33,000			$12.29	7/1/2012
								18,750	$160,125
Mr. McKinney		70,000(3)		$7.40	7/1/2021
	10,000	20,000(5)		$5.35	7/1/2020
	33,333	16,667(11)		$5.33	7/1/2019
	25,000			$16.05	7/1/2018
	10,000			$22.01	7/2/2017
	25,000			$24.26	7/3/2016
	12,500			$21.39	7/1/2015
	25,000			$22.68	3/1/2015
	25,000			$15.06	7/1/2013
	25,000			$12.29	7/1/2012
						6,666	$56,928
Dr. Israel		70,000(3)		$7.40	7/1/2021
	10,000	20,000(5)		$5.35	7/1/2020
	15,333	16,667(11)		$5.33	7/1/2019
	20,000			$16.05	7/1/2018
	7,000			$22.01	7/2/2017
	17,500			$24.26	7/3/2016
	10,000			$21.39	7/1/2015
	35,000			$15.06	7/1/2013
	25,000			$12.29	7/1/2012
						6,666	$56,928
Mr. Osorio		70,000(3)		$7.40	7/1/2021
	10,000	20,000(5)		$5.35	7/1/2020
	33,333	16,667(11)		$5.33	7/1/2019
	20,000			$16.05	7/1/2018
	5,000			$22.01	7/2/2017
	12,500			$24.26	7/3/2016
	30,000			$23.19	7/11/2015
						6,666	$56,928
____________

(1)	Vest in equal annual installments commencing one year from date of grant with final vesting no later than June 20, 2013.
(2)	Based on the closing price of our common stock on December 31, 2011 of $8.54.
(3)	Stock options vest one-third in each of the three years beginning July 1, 2012.
(4)	Stock options vest one-quarter in each of the four years beginning June 8, 2012.
(5)	Stock options vested one-third through December 31, 2011; remaining vest on July 1, 2012 and 2013.
(6)
Performance stock options vest in percentages upon achievement of milestones or share price performance (see CD&A – Elements of Compensation – Long-term incentives, above, for a discussion of the performance criteria).

(7)	2008 and 2009 bonus awards have fully vested.
(8)	Performance options vested 90% through 2011 due to the achievement of specified milestones; remaining 10% cliff vest on June 2, 2017.
(9)	Performance options vested 55% through 2011 due to the achievement of specified milestones; remaining 45% cliff vest on June 3, 2016.
(10)	Performance options vested 95% through 2011 due to the achievement of specified milestones; remaining 5% cliff vest on June 1, 2014 or earlier achievement of milestones.
(11)	Stock options vested two-thirds through December 31, 2011; remaining vest on July 2, 2012.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding the exercise and vesting of stock and stock option awards held by our NEOs during 2011:

	Option Awards		Stock Awards
	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Baker	-	-	3,333	23,498
Dr. Maddon	-	-	9,375	66,094
Mr. McKinney	-	-	9,445	66,587
Dr. Israel	18,000	22,088	7,889	55,617
Mr. Osorio	-	-	7,222	50,915

Potential Payments upon Termination or Change in Control

Progenics has no employment agreements with any of its NEOs other than Dr. Israel, whose agreement dates from 1994. As a result, the only amounts to which other NEOs would be legally entitled upon termination or a change in control of the Company would be their vested equity compensation (which in general ceases vesting upon termination outside a change in control context, but vests in full if the employee is terminated without cause during the one-year period following a change in control) and amounts payable from their qualified retirement 401(k) plans.

Under his employment agreement, Dr. Israel will be entitled to nine months’ salary continuation at his current salary and benefits if he is terminated without cause, with the salary continuation subject to termination if he secures new employment (which he is required to seek). He will not be entitled to severance, and all vested and unvested equity compensation will be immediately forfeited, if the Company terminates him for cause (defined as continual failure to perform substantially one’s duties, conviction of a felony, habitual drunkenness, excessive absenteeism, dishonesty, unauthorized disclosure of confidential information, continuous conflict of interest or any other reason constituting cause under New York or federal law). His outstanding equity awards vest in full as provided above in the event he is terminated without cause following a change in control. The agreement includes one-year non-competition, nondisclosure and two-year non-solicitation covenants, none of which affects payments or benefits due. The following table describes potential payments we may be required to provide Dr. Israel in the event we terminate his employment, assuming salary and benefits as of December 31, 2011:

Circumstances of Termination by the Company	Cash Severance				Equity		Benefits Continuation ($)	Gross up of I.R.C. Golden Parachute Excise Tax Resulting from Change in Control ($)	Total ($)
	Base Salary		Bonus		Value of Vested Equity ($)	Value of Accelerated Unvested Equity ($)
	Multiple	($)	Multiple	($)
For cause	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-
Without cause	N/A	287,976	N/A	N/A	81,119	N/A	20,124	N/A	389,219

Dr. Maddon’s Former Agreement. Under the terms of Dr. Maddon’s now-terminated employment agreement, we were required in 2011 to provide compensation to him under certain circumstances in the event of termination of his employment or a change in control of the Company. We believed that those arrangements with Dr. Maddon were competitive with the arrangements involving executives at similar levels of comparable companies and were fair to the Company. The agreement obligated both parties to perform certain responsibilities upon termination of employment, which were described in detail in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders, when the agreement as then amended was still in effect. The following table describes those potential payments as they might have been payable prior to the termination based on the terms of the now-terminated agreement and the Company’s stock price at 2011 year-end. In connection with the termination, the Company paid to Dr. Maddon approximately $2.0 million in the first quarter of 2012 and has recognized $1.6 million of non-cash equity vesting and $0.1 million of additional salary and benefits expense.
Circumstances of Termination(1)	Cash Severance				Equity		Benefits Continuation ($)(5)	Gross up Of I.R.C. Golden Parachute Excise Tax Resulting From Change in Control ($)	Total ($)
	Base Salary		Bonus(2)		Value of Vested Equity ($)(3)	Value of Accelerated Unvested Equity ($)(4)
	Multiple	($)	Multiple	($)
For cause or voluntary termination	N/A	N/A	N/A	N/A	437,365	N/A	N/A	N/A	437,365

Death or disability(6)	1	425,000	N/A	540,415	437,365	N/A	36,073	N/A	1,438,853

Without cause or by the executive with good reason(7)	2	850,000	2	830,830	437,365	859,910	36,073	N/A	3,014,178

Without cause or by the executive with good reason following a change in control(8)	3	1,275,000	3	1,121,246	437,365	859,910	54,109	N/A	3,747,630
____________
(1)	Calculations in this table utilize the closing price per share of our common stock on December 31, 2011, of $8.54.
(2)	Includes, where any amount is shown, bonus multiple calculated using the multiple shown plus a pro-rated bonus of $250,000, representing an estimated pro-rata bonus for the year of termination.
(3)	680,875 of Dr. Maddon’s 817,541 outstanding vested stock options were underwater as of December 31, 2011.
(4)
Assumed (i) acceleration of vesting at December 31, 2011 of all 407,959 unexercisable and unearned stock options, as set forth in the Outstanding Equity Awards at Fiscal Year-End table above, 134,625 of which were underwater at December 31, 2011, and (ii) acceleration of vesting and sale of all 18,750 outstanding shares of restricted stock at December 31, 2011, yielding $859,910 before taxes, using the closing price of Progenics common stock on that date ($8.54).

(5)	Health and welfare benefits were to continue for 24 or 36 months, depending on the circumstances of termination, and included the employer cost of health, dental, disability and group life insurance.
(6)
In this circumstance, Dr. Maddon or his estate would have received one times his base salary for the year of termination and average bonus (calculated using the average of the annual bonuses paid to him in the three years preceding the year of termination), and a pro-rated amount of bonus from the beginning of the year of termination to the date of termination based on an assumed bonus of $250,000. For purposes of this calculation, base salary at December 31, 2011 was $425,000, the fair market values of his bonuses for the three years preceding 2011 were $371,246, $250,000 and $250,000 and the fair market value of his bonus for 2011 was $150,000.

(7)
In this circumstance, Dr. Maddon would have received cash severance equal to twice the sum of his base salary for the year of termination and the average of the annual bonuses paid to him in the three years preceding the year of termination, together with a pro-rated bonus from the beginning of the year of termination to the date of termination based on an assumed bonus of $250,000, calculated as specified in note (6).

(8)	In this circumstance, Dr. Maddon would have received cash severance equal to three times the sum of base salary and average bonus, together with the pro-rated bonus, as described in note (7).

Director Compensation

The following table sets forth information regarding the aggregate compensation we paid to the non-employee members of our Board during 2011. Mr. Mark Baker and Dr. Maddon did not receive any additional compensation for services provided as Board members during 2011. Mr. Baker continues to serve as a director without compensation; Dr. Maddon will, subject to re-election, remain a director upon his retirement and will be compensated as a non-employee director thereafter.

	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total
Mr. Briner	$32,000	$49,875	-	$81,875
Mr. Charles Baker	62,750	49,875	-	112,625
Mr. Crowley	88,500	199,500	-	288,000
Mr. Dalton(2)	41,750	49,875	-	91,625
Dr. Goff(3)	66,000	49,875	-	115,875
Dr. Scheinberg(3)	64,500	49,875	-	114,375
Ms. Williams	58,000	49,875	-	107,875
___________________
(1)
At December 31, 2011, the aggregate number of stock options outstanding for each of our non-employee directors was as follows: Mr. Charles Baker, 95,000; Mr. Briner, 182,500; Mr. Crowley, 115,000; Mr. Dalton, 87,500; Dr. Goff, 95,000; Dr. Scheinberg, 116,607; Ms. Williams, 75,000. In general, the options granted to the non-employee directors vested immediately on the date of grant and the amounts shown represent the grant date fair value of stock awards made during the fiscal year under FASB ASC Topic 718. The grant date fair value of the 2011 option awards was determined using the assumptions disclosed in our 2011 Annual Report on Form 10-K (Note 10 – Share-Based Payment Arrangements).

(2)	Mr. Dalton is not standing for re-election as a director at the Meeting.

(3)
During 2011, Drs. Goff and Scheinberg were each paid a retainer of $30,000, reduced in each case by paid attendance fees, for service as a member of the Science and Technology Committee. As of 2012, their compensation for such service is as described below.

For their 2012 Board and committee service, our directors are entitled to receive:

•	an annual retainer fee for Board service of $25,000 ($50,000 for service as Chair), together with an option for 10,000 common shares (40,000 in the case of the Chair);

•
an annual retainer fee for committee service as (i) Audit Committee Chair ($12,000; currently Ms. Williams); (ii) Compensation Committee Chair ($8,000; currently Mr. Crowley); (iii) Nominating and Corporate Governance Committee Chair ($5,000; currently Mr. Charles Baker); and (iv) Science and Technology Committee and Strategy and External Technology Subcommittee Chair ($2,500 each; currently Dr. Scheinberg);

•	per-Board meeting attendance fees of $2,000; and

•
per-committee meeting attendance fees (reflecting differing meeting formats and frequencies) of $1,000 for Audit, Nominating and Corporate Governance, Compensation, Strategic Review and ad hoc committee meetings and $7,500 for Science & Technology Committee meetings; and $10,000 per year for attendance at all meetings during the year of its Strategy and External Technology Subcommittee.

Option awards for Board service during 2011 were made under the 2005 Stock Incentive Plan, as described in the CD&A. These non-qualified options generally vest on and expire ten years after the grant date and have an exercise price equal to the closing price of Progenics stock on the grant date (for the 2011 grant, $7.40 per share). Fair values have been determined using the assumptions for calculating the expense amounts as set forth in Note 10 – Share-Based Payment Arrangements to the consolidated financial statements included in our 2011 Annual Report on Form 10-K, and for the 2011 grant was $4.98 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2012, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to us to be the beneficial owner of more than five percent of our common stock outstanding, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number	Percent
Federated Investors, Inc.(3) Federated Investors Tower Pittsburgh, PA 15222-3779	8,093,593	23.9%
Paul Tudor Jones, II(4) 1275 King Street Greenwich, CT 06831	2,888,513	8.5%
Entities affiliated with Tudor Investment Corporation(5) 1275 King Street Greenwich, CT 06831	2,342,388	6.9%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	2,013,509	5.9%
FMR LLC(7) 82 Devonshire Street Boston, MA 02109	1,770,157	5.2%
Charles A. Baker(8)	111,481	*
Mark R. Baker(9)	286,977	*
Kurt W. Briner(10)	210,500	*
Peter J. Crowley(11)	105,000	*
Mark F. Dalton(12)	2,524,888	7.4%
Stephen P. Goff(13)	156,000	*
Paul J. Maddon(14)	1,994,557	5.7%
David A. Scheinberg(15)	155,289	*
Nicole S. Williams(16)	80,000	*
Robert A. McKinney(17)	235,247	*
Robert J. Israel(18)	175,216	*
Benedict Osorio(19)	141,571	*
All directors and executive officers as a group(20)	6,171,726	16.9%
_______________
* Less than one percent.

(1)	The address of each beneficial owner who is a director or officer of the Company is c/o Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591.

(2)
With respect to our directors and executive officers, and except as indicated and/or pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of common stock listed. The number of shares of common stock beneficially owned includes the shares issuable pursuant to stock options held by the stockholder that are currently exercisable, i.e., within 60 days of March 31, 2012. Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to other stockholders identified above, the percent reported is calculated by dividing (i) the number of shares reported by the stockholder in its Schedule 13G filing as described in the related note by (ii) the aggregate number of our common shares outstanding on March 31, 2012, and differs from the Percent of Class reported in the stockholder’s Schedule 13G; it assumes that the stockholder continued to own the number shares reported in its Schedule 13G on March 31, 2012.

(3)
Based on a Schedule 13G filed February 9, 2012, (i) Federated Investors, Inc. (FII) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., a wholly owned subsidiary of FII, and act as investment advisors to registered investment companies and separate accounts that own the shares reported, and (ii) all of FII’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees and who have collective voting control over FII.

(4)
Includes 2,342,388 shares beneficially owned by entities affiliated with Tudor Investment Corporation (TIC). Mr. Jones is the Co-Chairman and principal equity owner of TIC and Tudor Group Holdings LLC (TGH). Mr. Jones disclaims beneficial ownership of shares owned, or deemed beneficially owned, by such entities. See Note (5).

(5)
The number of shares owned by entities affiliated with TIC consists of 1,508,836 shares held of record by The Tudor BVI Global Portfolio L.P., a limited partnership organized under the laws of the Cayman Islands (Tudor BVI), 311,232 shares held of record by Tudor Global Fund L.P. (TGF), 219,107 shares held of record by Tudor Proprietary Trading, L.L.C., and 15,400 shares held of record by Tudor Global Trading LLC (TGT). In addition, because TIC provides investment advisory services to Tudor BVI and TGF and acts as general partner of TGF, it may be deemed to beneficially own the shares held by such entities. TIC disclaims beneficial ownership of such shares. TGH holds a majority of equity interests in TGT and indirectly holds a majority of the membership interests of TPT. TGH disclaims beneficial ownership of the shares beneficially owned by each of such entities. The number set forth does not include shares owned of record by Mr. Jones and Mr. Dalton. See Notes (4) and (12).

(6)
Based on a Schedule 13G filed on February 13, 2012, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Ltd., BlackRock Advisors, LLC and BlackRock Investment Management, LLC acquired the securities reported.

(7)
Based on a Schedule 13G filed on February 14, 2012, Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC (FMR) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,770,157 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 1,770,157 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(8)	Includes 21,481 shares owned by the Baker Family Limited Partnership and 90,000 shares issuable upon exercise of currently exercisable options.

(9)	Includes 40,311 shares outstanding and 246,666 shares issuable upon exercise of currently exercisable options.

(10)	Includes 33,000 shares outstanding and 177,500 shares issuable upon exercise of currently exercisable options.

(11)	Consists of 105,000 shares issuable upon exercise of currently exercisable options.

(12)
Includes 78,500 shares held of record directly by Mr. Dalton and 87,500 shares issuable upon exercise of currently exercisable options held by Mr. Dalton. The number set forth also includes 2,342,388 shares beneficially owned by entities affiliated with TIC. Mr. Dalton is Co-Chairman, Chief Executive Officer, President and an equity owner of TIC and Co-Chairman, Chief Executive Officer and an equity owner of TGH. Mr. Dalton disclaims beneficial ownership of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC and DF Partners (16,500 shares). See Note (5). Mr. Dalton is not standing for re-election as a director at the Meeting.

(13)	Includes 66,000 shares outstanding and 90,000 shares issuable upon exercise of currently exercisable options.

(14)	Includes 854,057 shares outstanding and 1,140,500 shares issuable upon exercise of currently exercisable options.

(15)	Includes 46,182 shares outstanding and 109,107 shares issuable upon exercise of currently exercisable options.

(16)	Includes 5,000 shares outstanding and 75,000 shares issuable upon exercise of currently exercisable options.

(17)	Includes 44,414 shares outstanding, of which 6,666 are restricted shares subject to forfeiture, and 190,833 shares issuable upon exercise of currently exercisable options.

(18)	Includes 38,383 shares outstanding, of which 6,666 are restricted shares subject to forfeiture, and 136,833 shares issuable upon exercise of currently exercisable options.

(19)	Includes 30,738 shares outstanding, of which 6,666 are restricted shares subject to forfeiture, and 110,833 shares issuable upon exercise of currently exercisable options.

(20)
Includes 3,616,954 shares outstanding, of which 19,998 are restricted shares subject to forfeiture, and 2,554,772 shares issuable upon exercise of currently exercisable options held by directors, NEOs and all other executive officers of the Company.

OTHER MATTERS

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with us.

Our Code of Business Ethics and Conduct, which our Corporate Governance Guidelines make applicable to all directors and employees, including our CEO and CFO, requires all Progenics personnel to act in the best interests of the Company consistent with their duty of loyalty to it, including by avoiding situations and relationships that involve actual or potential conflicts of interest. Situations that could be perceived as conflicts of interest include related party transactions. The Code requires Progenics personnel who believe they are involved in or become aware of a potential conflict of interest to discuss the matter with the individual’s manager and our General Counsel. Our Audit Committee is required and empowered to meet with our management and independent auditors to review all related party transactions that would be required to be disclosed in our annual proxy statement for potential conflicts of interest situations and, on an ongoing basis, approve such transactions. The Audit Committee’s policy is to approve only those transactions that are in the best interests of our stockholders. In addition, our Nominating and Corporate Governance Committee is required and empowered to conduct any and all investigations into alleged violations of our Corporate Governance Guidelines or Code of Business Ethics and Conduct, and present the results of such investigations to our Board.

As required by SEC rules, we disclose in our Proxy Statement under this heading any relevant transactions. No such transactions occurred in 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the reports under Section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports is in compliance with all applicable filing requirements, except that a Form 4 filing for Mr. Mark Baker in respect of the October 2011 purchase under his existing Rule 10b5-1 stock purchase plan was untimely. We continue to monitor the effectiveness of our policies and procedures designed to ensure compliance with Section 16 reporting requirements.

Transactions in Stock by Insiders

We have established stock transaction guidelines governing the way in which persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time) may effect transactions in shares of our common stock. From time to time, insiders may engage in transactions in our common stock in accordance with these guidelines pursuant to SEC Rule 144 or pre-arranged stock trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act.

Rule 10b5-1 allows persons who may be considered insiders to establish written pre-arranged stock trading plans which are designed to enable the person to arrange for stock transactions to be executed by a third party (such as a broker) on his or her behalf without violating securities laws prohibiting trading on the basis of material, non-public information. The plans establish predetermined trading parameters (amount, price and date of transactions) that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans also permit our insiders to gradually diversify their investment portfolios or increase their ownership interest in the Company and may minimize the market impact of stock trades by spreading them over an extended period of time.

Stockholder Proposals

SEC rules provide that certain stockholder proposals must be included in the Proxy Statement for our Annual Meeting. For a proposal to be considered for inclusion in next year’s Proxy Statement, it must be submitted in writing to our Corporate Secretary no later than December 31, 2012. If we receive notice after that date of a stockholder’s intent to present a proposal at our 2013 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Householding of Proxy Materials

In order to reduce printing costs and postage fees and protect the environment, we mail only one copy of the Notice and/or the Annual Report and Proxy Statement to any one address, unless we receive contrary instructions from any stockholder at that address (known as “householding”).

We will deliver upon written or oral request a separate copy of the Notice and/or the Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of these materials was delivered. If you are a stockholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 or by calling us at 914-789-2800. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank or nominee.

Other Business

The Board knows of no other business to be acted upon at the Meeting. If any other business properly comes before the Meeting, however, it is the intention of the persons named in the enclosed Proxy Card to vote on such matters as recommended by the Board.

We will appreciate the prompt return of your proxy, which will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please follow the instructions on the Notice and submit your proxy.

       By order of the Board of Directors,

       ROBERT A. MCKINNEY
       Chief Financial Officer,
       Senior Vice President,
       Finance & Operations

Tarrytown, New York
May 4, 2012

APPENDIX A

PROGENICS PHARMACEUTICALS, INC.
2005 STOCK INCENTIVE PLAN

(Effective as of              )

1.	PURPOSE

The purpose of the Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan is to further align the interests of employees, officers, non-employee directors and other individual service providers with those of the stockholders by providing incentive compensation opportunities tied to the performance of the Common Stock and by promoting increased ownership of the Common Stock by such individuals. The Plan is also intended to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2.	DEFINITIONS

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

(a)	Award means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award granted under the Plan.
(b)	Award Agreement means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award.
(c)	Board means the Board of Directors of the Company.
(d)	Change in Control shall have the meaning set forth in Section 13.2 hereof.
(e)	Code means the Internal Revenue Code of 1986, as amended.
(f)	Committee means the Compensation Committee of the Board or a successor thereof, or any other committee of the Board appointed by the Board to administer the Plan from time to time.
(g)	Common Stock means the Company’s Common Stock, par value $.0013 per share.
(h)	Company means Progenics Pharmaceuticals, Inc., a Delaware corporation.
(i)	Date of Grant means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.
(j)	Disability means a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.
(k)
Eligible Person means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, as determined by the Committee, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary.

(l)	Exchange Act means the Securities Exchange Act of 1934, as amended.
(m)
Fair Market Value with respect to the value of a share of Common Stock as of a particular day, shall mean the last reported sale price (as reported on the NASDAQ) of the Common Stock on such day (unless such day is not a trading day, in which case, on the last trading day immediately preceding such day on which the Common Stock is traded on the NASDAQ). If the Common Stock is not listed on the NASDAQ, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account to the extent necessary the requirements of Section 409A of the Code.

(n)	Incentive Stock Option means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of section 422 of the Code and the regulations promulgated thereunder.
(o)	NASDAQ means The Nasdaq Stock Market’s National Market.
(p)	Nonqualified Stock Option means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.
(q)	Participant means any Eligible Person who holds an outstanding Award under the Plan.

(r)
Performance Awards means an Award under Section 11 hereof entitling a Participant to a payment in cash at the end of a performance period, if the performance and other conditions established by the Committee are satisfied.

(s)	Plan means this Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan as amended herein, and as may be amended from time to time, effective as provided in Section 15.1 hereof.
(t)
Restricted Stock Award means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

(u)	Section 162(m) Award means any Award that is intended to qualify for the “performance-based” compensation exception under section 162(m) of the Code and the regulations promulgated thereunder.
(v)	Service means a Participant’s employment or other service relationship with the Company or any Subsidiary.
(w)
Stock Appreciation Right means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(x)
Stock Award means a grant of shares of Common Stock to an Eligible Person under Section 10 hereof entitling a Participant to shares of Common Stock that are issued free of transfer restrictions and forfeiture conditions.

(y)
Stock Option means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(z)
Stock Unit Award means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(aa)
Subsidiary means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.	ADMINISTRATION

Section 3.1                      Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. It is intended that each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the NASDAQ, (ii) a “nonemployee director” for purposes of such Rule 16b-3 under the Exchange Act and (iii) an “outside director” under section 162(m) of the Code. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award hereunder.

Section 3.2                      Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

Section 3.3                      Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant Awards under the Plan, subject to the requirements of section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or who is a covered employee under section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

Section 3.4                      Grants to Non-Employee Directors. Any Awards or formula for granting Awards under the Plan made to non-employee directors shall be approved by the Board. With respect to awards granted to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

4.	SHARES SUBJECT TO THE PLAN

Section 4.1                      Share Limitation. Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 8,450,000 shares. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. Shares of Common Stock subject to Awards of Stock Options or Stock Appreciation Rights that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto, regardless of the number of shares of Common Stock actually issued to settle the Stock Option or Stock Appreciation Right upon exercise. Shares of Common Stock subject to Awards of Restricted Stock Awards, Stock Unit Awards, Stock Awards, or share-based Performance Awards, if any, shall be counted against the maximum share limitations of this Section 4.1 as 1.2 shares of Common Stock for every share of Common Stock subject thereto. To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates, in whole or in part, without payment being made thereunder, the shares of Common Stock remaining subject thereto at the time of such forfeiture, cancellation, return or other termination will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Awards under the Plan that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing maximum share limitations. Shares that are withheld from an Award by the Participant in payment of the exercise or purchase price or separately surrendered by the Participant, or taxes relating to such an Award shall be deemed to constitute delivered shares and will not be available for future Awards under the Plan.

Section 4.2                      Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof, (ii) the maximum numbers and kind of shares or units set forth in Sections 6.1, 7.1, 8.1, 9.1 and 10.1 hereof, (iii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, (v) the performance measures or goals relating to an Award and (vi) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of section 424(a) of the Code.

5.	PARTICIPATION AND AWARDS

Section 5.1                      Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

Section 5.2                      Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment. To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 14.1 hereof.

6.	STOCK OPTIONS

Section 6.1                      Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.7 hereof and section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option. The maximum number of shares of Common Stock that may be subject to Stock Options granted to any Participant during any calendar year shall be limited to 750,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 6.2                      Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.

Section 6.3                      Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Option at any time.

Section 6.4                      Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.

Section 6.5                      Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefor and applicable withholding tax. Payment of the exercise price shall be made in the manner set forth in an Award Agreement, unless otherwise provided by the Committee: (i) in cash or by cash equivalent acceptable to the Committee; (ii) by payment in shares of Common Stock that have been held by the Participant for at least six months (or such period as the Committee may deem appropriate for accounting purposes or otherwise), valued at the Fair Market Value of such shares on the date of exercise; (iii) through an open-market broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; (iv) by a combination of the foregoing methods; or (v) by such other method as may be approved by the Committee and set forth in an Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in an Award Agreement.

Section 6.6                      Limited Transferability of Nonqualified Stock Options. All Stock Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 14.3 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), or as otherwise permitted by the Committee, in each case as may be approved by the Committee in its discretion at the time of proposed transfer. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time.  Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 14.3 hereof.

Section 6.7                      Additional Rules for Incentive Stock Options.

(i)	Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-7(h) of the Company or any Subsidiary.
(ii)
Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(iii)
Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (A) the Stock Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant and (B) such Stock Option shall not be exercisable after the expiration of five years following the date such Stock Option is granted.

(iv)
Termination of Employment. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following death or a permanent and total disability within the meaning of section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of section 422 of the Code.

(v)
Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(vi)
Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

Section 6.8                      Repricing of Stock Options Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.2 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan, or otherwise approve any modification to such a Stock Option that would be treated as a “repricing.”

7.	STOCK APPRECIATION RIGHTS

Section 7.1                      Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. The maximum number of shares of Common Stock that may be subject to Stock Appreciation Rights granted to any Participant during any calendar year shall be limited to 750,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 7.2                      Freestanding Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten years from the Date of Grant.  The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant.

Section 7.3                      Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.

Section 7.4                      Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

Section 7.5                      Repricing of Stock Appreciation Rights Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.2 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such a Stock Appreciation Right that would be treated as a “repricing.”

8.           RESTRICTED STOCK AWARDS

Section 8.1                      Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may grant Restricted Stock Awards that are Section 162(m) Awards, as well as Restricted Stock Awards that are not Section 162(m) Awards. The maximum number of shares of Common Stock that may be subject to Restricted Stock Awards granted to a Participant during any one calendar year shall be limited to 250,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 8.2                      Vesting Requirements. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Restricted Stock Award at any time. In the case of any Restricted Stock Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

Section 8.3                      Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the shares subject to the Restricted Stock Award being forfeited and returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

Section 8.4                      Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award.

Section 8.5                      Section 83(b) Election. If a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under section 83(b) of the Code.

9.           STOCK UNIT AWARDS

Section 9.1                      Grant of Stock Unit Awards. A Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. The Committee may grant Stock Unit Awards that are Section 162(m) Awards, as well as Stock Unit Awards that are not Section 162(m) Awards. The maximum number of units that may be subject to Stock Unit Awards granted to a Participant during any one calendar year shall be limited to 250,000 units (subject to adjustment as provided in Section 4.2 hereof). A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion.

Section 9.2                      Vesting of Stock Unit Awards. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Stock Unit Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Stock Unit Award at any time. In the case of any Stock Unit Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with the rules established by the Committee.

Section 9.3                      Payment of Stock Unit Awards. A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee. In the case of a Participant who is a “specified employee” as defined in Section 409A of the Code at the time of any payment of a Stock Unit Award upon the Participant’s termination of Service, the payments under the Stock Unit Award shall be deferred until the date that is six months following the Participant’s termination of Service to the extent necessary to comply with Section 409A of the Code, with the terms of such deferral and payment to be made in the manner determined by the Committee and set forth in the Award Agreement.

Section 9.4                      No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10.           STOCK AWARDS

Section 10.1                    Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee.  A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. A Stock Award granted to an Eligible Person represents shares of Common Stock that are issued free of restrictions on transfer and free of forfeiture conditions and to which such Eligible Person is entitled all incidents of ownership, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price. The Committee may grant Stock Awards that are Section 162(m) Awards, as well as Stock Awards that are not Section 162(m) Awards. The maximum number of shares of Common Stock that may be subject to Stock Awards granted to a Participant during any one calendar year shall be limited to 250,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 10.2                    Rights as Stockholder. Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, upon the issuance of the shares of Common Stock under a Stock Award, the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11.          PERFORMANCE AWARDS

Section 11.1                    Grant of Performance Awards. The Committee may grant Performance Awards under the Plan, which shall represent the right to receive a payment in cash if performance goals established by the Committee for a performance period are satisfied. The Committee may grant Performance Awards that are Section 162(m) Awards, as well as Performance Awards that are not Section 162(m) Awards. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Committee deems appropriate. The Committee may also determine a target payment amount or a range of payment amounts for each Award. The performance goals applicable to a Performance Award grant may be subject to adjustments as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. The Committee’s authority to make such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award that is a Section 162(m) Award. In the case of any Performance Award that is a Section 162(m) Award, performance goals shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof. The maximum amount of cash compensation that may be paid to a Participant during any one calendar year under Performance Awards shall be $1 million.

Section 11.2                    Payment of Performance Awards. At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any. Payments of Performance Awards shall generally be made as soon as practicable following the end of the performance period, subject to any tax withholding requirements. In the case of a Participant who is a “specified employee” as defined in Section 409A of the Code at the time of any payment of a Performance Award upon the Participant’s termination of Service, the payments under the Performance Award shall be deferred until the date that is six months following the Participant’s termination of Service to the extent necessary to comply with Section 409A of the Code, with the terms of such deferral and payment to be made in the manner determined by the Committee and set forth in the Award Agreement.

12.          SECTION 162(M) AWARDS

Section 12.1                    Awards. Awards of Stock Options and Stock Appreciation Rights granted under the Plan are intended by their terms to qualify as Section 162(m) Awards. Restricted Stock Awards, Stock Unit Awards, Stock Awards and Performance Awards granted under the Plan may qualify as Section 162(m) Awards if the Awards are granted or become payable or vested based upon pre-established performance goals in accordance with this Section 12.

Section 12.2                    Performance Criteria. In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the performance criteria upon which the grant, payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to the Company, any Subsidiary or any business unit: (i) total stockholder return; (ii) stock price increase; (iii) return on equity; (iv) return on capital; (v) return on investment; (vi) earnings per share, diluted or basic; (vii) EBIT (earnings before interest and taxes); (viii) EBITDA (earnings before interest, taxes, depreciation and amortization); (ix) cash flow (including operating cash flow, free cash flow, discounted cash flow, and cash flow in excess of costs of capital); (x) net or gross revenue; (xi) operating expenses; (xii) gross or operating margin; (xiii) execution of a corporate collaboration agreement relating to a product candidate of the Company; (xiv) acceptance by the U.S. Food and Drug Administration (“FDA”) or a comparable foreign regulatory authority of a final New Drug Application, a Biologic License Application or similar document; (xv) approval for marketing of a product candidate of the Company by the FDA or a comparable foreign regulatory authority; (xvi) obtaining a specified level of financing for the Company, as determined by the Committee, including through government grants (or similar awards) and the issuance of securities; and (xvii) commencement of a particular stage of clinical trials for a product candidate of the Company. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual or non-recurring items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures. In the case of Awards that are not Section 162(m) Awards, the Committee may designate performance criteria from among the foregoing or such other performance criteria as it shall determine in its sole discretion.

Section 12.3                    Section 162(m) Requirements. In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the Committee shall make such determinations with respect to an Award as required by section 162(m) of the Code within 90 days after the beginning of the performance period (or such other time period as is required under section 162(m) of the Code). As and to the extent required by section 162(m) of the Code, the terms of an Award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may allow the Committee discretion to decrease the amount of compensation payable).

13.          CHANGE IN CONTROL

Section 13.1                    Effect of Change in Control. The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award.  Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.  To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

Section 13.2                    Definition of Change in Control. For purposes of the Plan, unless otherwise defined in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon:

(i)
a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (ii) or (iii) of this Section 13.2) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

(ii)
the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing more than 50% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation, or (B) other securities (of either the Company or another company) or cash or other property;

(iii)
any “Person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), except that such term shall not include (A) the Company, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the voting power of all capital stock thereof outstanding, excluding any Person who is an officer or director of the Company or who becomes such a Beneficial Owner in connection with a transaction described in clause (ii) of this Section 13.2; or

(iv)	the consummation of (A) the sale or other disposition of all or substantially all of the assets of the Company, or (B) a complete liquidation or dissolution of the Company.

14.          GENERAL PROVISIONS

Section 14.1                    Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

Section 14.2                    Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation.

Section 14.3                    No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.6 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

Section 14.4                    Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

Section 14.5                    Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

Section 14.6                    Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

Section 14.7                    Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

Section 14.8                    Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

Section 14.9                    Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

Section 14.10                 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

Section 14.11                 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.

Section 14.12                 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Section 14.13                 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

Section 14.14                 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

Section 14.15                 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

Section 14.16                 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s termination of Service (or such other period as required to comply with Section 409A).

15.          EFFECTIVE DATE; AMENDMENT AND TERMINATION

Section 15.1                    Effective Date. The Plan became effective following its adoption by the Board and its approval by the Company’s stockholders on the date of the 2005 Annual Meeting of Stockholders. The term of the Plan shall be ten (10) years from the date of such adoption by the Board, subject to Section 15.3 hereof. The Plan as amended and restated herein became effective following its adoption by the Board and its approval by the Company’s stockholders on the date of the 2007 Annual Meeting of Stockholders.

Section 15.2                    Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan. The Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with section 162(m) or section 422 of the Code, the listing requirements of the NASDAQ or other exchange or securities market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. Notwithstanding the foregoing and notwithstanding anything to the contrary in the Plan, the Board may amend the Plan and any outstanding Award Agreement solely to comply with any new regulations or other guidance from the Internal Revenue Service under section 409A of the Code without the consent of the Participant or the permitted transferee of the Award.

Section 15.3                    Termination. The Plan shall terminate on April 4, 2015, which is the date immediately preceding the tenth anniversary of the date of the Plan’s adoption by the Board. The Board may, in its discretion and at any earlier date, terminate the Plan.  Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

PROGENICS PHARMACEUTICALS, INC.
777 OLD SAW MILL RIVER ROAD
TARRYTOWN, NY 10591

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VOTE IN PERSON
Attend the Annual Shareholders Meeting at 10:00 AM EDT on Wednesday, June 13, 2012.
The Landmark at Eastview
Rockland Room
777 Old Saw Mill River Road
Tarrytown, NY 10591

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PROGENICS PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR each of the Nominees named below:

1. Election of Directors

NOMINEES:	For	Against	Abstain

01) Peter J. Crowley	☐	☐	☐
02) Paul J. Maddon	☐	☐	☐
03) Charles A. Baker	☐	☐	☐
04) Mark R. Baker	☐	☐	☐
05) Kurt W. Briner	☐	☐	☐
06) Stephen P. Goff	☐	☐	☐
07) David A. Scheinberg	☐	☐	☐
08) Nicole S. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR each of the following proposals:
	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this year’s Proxy Statement.	☐	☐	☐

3. Approval of an amendment to the Company’s 2005 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 7,450,000 to 8,450,000.	☐	☐	☐

4. Ratification of the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Company’s Notice of Meeting, Proxy Statement and 2011 Form 10-K and Annual Report are available at www.proxyvote.com

PROGENICS PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 13, 2012 – 10:00AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned(s) hereby appoint(s) Mark R. Baker and Robert A. McKinney, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PROGENICS PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00AM EDT on June 13, 2012, at The Landmark at Eastview, 777 Old Saw Mill River Road, Tarrytown, NY 10591, Rockland Room, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

(Continued and to be signed on the reverse side)

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 13, 2012

PROGENICS PHARMACEUTICALS, INC.

Progenics® Pharmaceuticals

PROGENICS PHARMACEUTICALS, INC.
777 OLD SAW MILL RIVER ROAD
TARRYTOWN, NY 10591
ATTN: BETTY MANOCCHI

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 17, 2012
Date: June 13, 2012 **Time:** 10:00 AM EDT
Location: The Landmark at Eastview
777 Old Saw Mill River Road
Tarrytown, NY 10591
Rockland Room

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000143511_1 R1.0.0.11699

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1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 30, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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